Exhibit 10.1

CREDIT AGREEMENT

dated as of July 23, 2025

among

EVGO VOYAGER BORROWER LLC,

as Borrower,

SUMITOMO MITSUI BANKING CORPORATION,

as Administrative Agent,

THE LENDERS PARTY HERETO,

SUMITOMO MITSUI BANKING CORPORATION,

as Structuring Agent, Coordinating Lead Arranger, Joint Bookrunner and Co-Green Loan Coordinator,

BANK OF MONTREAL AND ROYAL BANK OF CANADA,

as Joint Lead Arrangers and Joint Bookrunners

and

ING BANK NV

as Joint Lead Arranger, Joint Bookrunner and Co-Green Loan Coordinator

TABLE OF CONTENTS

Page

Article I Definitions and Accounting Terms1

Section 1.01.Defined Terms1

Section 1.02.Other Interpretive Provisions44

Section 1.03.Accounting Terms45

Section 1.04.Rounding46

Section 1.05.References to Agreements and Laws46

Section 1.06.Times of Day46

Section 1.07.Timing of Payment or Performance46

Section 1.08.Rates46

Section 1.09.Tranches47

Article II The Loan Commitments and Borrowings47

Section 2.01.The Commitments47

Section 2.02.Procedure for Loan Borrowing47

Section 2.03.Repayment of Loans47

Section 2.04.Fees48

Section 2.05.Termination or Reduction of Commitments48

Section 2.06.Prepayments48

Section 2.07.Conversion and Continuation Options51

Section 2.08.Limitation on Term SOFR Tranches52

Section 2.09.Interest52

Section 2.10.Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate53

Section 2.11.Evidence of Indebtedness54

Section 2.12.Payments Generally; Presumptions by Administrative Agent54

Section 2.13.Sharing of Payments56

Section 2.14.Incremental Facility56

Section 2.15.Refinancing Amendments58

Section 2.16.Effect of Benchmark Transition Event.60

Article III Taxes, Increased Costs Protection62

Section 3.01.Taxes62

Section 3.02.Inability to Determine Interest Rates; Illegality66

Section 3.03.Yield Protection67

Section 3.04.Funding Losses68

Section 3.05.Matters Applicable to All Requests for Compensation69

Section 3.06.Replacement of Lenders under Certain Circumstances69

Section 3.07.Defaulting Lenders70

Section 3.08.Change of Lending Office72

Article IV Conditions Precedent72

i

Section 4.01.Conditions to Closing Date72

Section 4.02.Conditions to each Borrowing Date74

Article V Representations and Warranties75

Section 5.01.Existence, Qualification and Power; Compliance with Laws75

Section 5.02.Authorization; No Contravention75

Section 5.03.Capitalization76

Section 5.04.Binding Effect76

Section 5.05.Litigation76

Section 5.06.Ownership of Property; Liens76

Section 5.07.Environmental Compliance76

Section 5.08.Taxes77

Section 5.09.Employee Matters; ERISA Matters77

Section 5.10.Margin Regulations; Investment Company Act; Other Regulations78

Section 5.11.Disclosure; Financial Statements; Undisclosed Liabilities78

Section 5.12.Intellectual Property; Licenses, Etc.78

Section 5.13.Solvency79

Section 5.14.Perfection, Etc.79

Section 5.15.AML Laws; Anti-Corruption Laws and Sanctions79

Section 5.16.No Change80

Section 5.17.No Default80

Section 5.18.Permits80

Section 5.19.Senior Indebtedness80

Section 5.20.Required Insurance80

Section 5.21.Use of Proceeds80

Section 5.22.Separateness80

Article VI Affirmative Covenants81

Section 6.01.Financial Statements81

Section 6.02.Certificates; Other Information82

Section 6.03.Notices82

Section 6.04.Contractual Obligations83

Section 6.05.Preservation of Existence, Etc.83

Section 6.06.Maintenance of Insurance; Property83

Section 6.07.Compliance with Laws84

Section 6.08.Books and Records84

Section 6.09.Inspection Rights84

Section 6.10.Use of Proceeds84

Section 6.11.Additional Collateral85

Section 6.12.Payment of Taxes85

Section 6.13.Compliance with Sanctions, AML Laws; Anti-Corruption Laws85

Section 6.14.Environmental Matters85

Section 6.15.Further Assurances86

Section 6.16.Collateral Accounts86

Section 6.17.Separateness88

Section 6.18.Fiscal Year89

Section 6.19.Interest Rate Protection89

Section 6.20.Intercompany Services Agreement89

Section 6.21.Charging Stations89

Section 6.22.Insurance Report89

Article VII Negative Covenants90

Section 7.01.Liens90

Section 7.02.Investments93

Section 7.03.Indebtedness94

Section 7.04.Fundamental Changes95

Section 7.05.Dispositions95

Section 7.06.Restricted Payments97

Section 7.07.Change in Nature of Business97

Section 7.08.Transactions with Affiliates97

Section 7.09.No Further Negative Pledges; Burdensome Agreements98

Section 7.10.Swap Contracts98

Section 7.11.Organization Documents, Etc.98

Section 7.12.Sales and Leasebacks99

Section 7.13.Available Cash99

Section 7.14.Margin Stock99

Section 7.15.Capital Expenditures99

Section 7.16.Accounting Changes99

Section 7.17.AML Laws; Anti-Corruption Laws; Sanctions99

Section 7.18.Partnerships, Formation of Subsidiaries, Etc.100

Article VIII Events of Default and Remedies100

Section 8.01.Events of Default100

Section 8.02.Remedies Upon Event of Default103

Section 8.03.Application of Funds104

Article IX Administrative Agent and Other Agents104

Section 9.01.Appointment and Authorization of Agents104

Section 9.02.Delegation of Duties105

Section 9.03.Liability of Agents105

Section 9.04.Reliance by Agents105

Section 9.05.Notice of Default106

Section 9.06.Credit Decision; Disclosure of Information by Agents106

Section 9.07.Indemnification of Agents107

Section 9.08.Agents in their Individual Capacities107

Section 9.09.Successor Agents108

Section 9.10.Administrative Agent May File Proofs of Claim108

Section 9.11.Collateral Matters109

Section 9.12.[Reserved]110

Section 9.13.Other Agents; Arranger and Managers110

Section 9.14.Erroneous Payments.110

Article X Miscellaneous113

Section 10.01.Amendments, Etc.113

Section 10.02.Notices; Electronic Communications116

Section 10.03.No Waiver; Cumulative Remedies; Enforcement118

Section 10.04.Expenses119

Section 10.05.Indemnification by the Borrower120

Section 10.06.Payments Set Aside121

Section 10.07.Successors and Assigns121

Section 10.08.Confidentiality128

Section 10.09.Setoff130

Section 10.10.Interest Rate Limitation131

Section 10.11.Counterparts131

Section 10.12.Integration; Effectiveness131

Section 10.13.Survival of Representations and Warranties131

Section 10.14.Severability132

Section 10.15.[Reserved]132

Section 10.16.Governing Law; Jurisdiction; Etc.132

Section 10.17.WAIVER OF RIGHT TO TRIAL BY JURY133

Section 10.18.Binding Effect133

Section 10.19.No Advisory or Fiduciary Responsibility133

Section 10.20.Affiliate Activities134

Section 10.21.Electronic Execution of Loan Documents134

Section 10.22.PATRIOT ACT134

Section 10.23.Intercreditor Agreement135

Section 10.24.Scope of Liability135

Section 10.25.Acknowledgement and Consent to Bail-In of Affected Financial Institutions136

Section 10.26.ERISA Representation136

Section 10.27.Acknowledgement Regarding Any Supported QFCs137

Section 10.28.Green Loan Provisions138

SCHEDULES

IA Dutch Auction Procedures

IBQualified Operators

1CQualifying Criteria

2.01Commitments

2.03Scheduled Amortization

2.06(b)Target Debt Balance

5.01(d)Compliance with Laws

5.03Subsidiaries and Other Equity Investments

5.05Litigation

5.07Environmental Matters

5.08Taxes

6.06Required Insurance

7.03Existing Indebtedness

7.05Permitted Dispositions

10.02Addresses for Notices

10.28Green Loan Provisions

v

EXHIBITS

Form of

ABorrowing Notice

BLoan Note

CCompliance Certificate

D-1Assignment and Assumption

D-2Affiliate Lender Assignment and Assumption

EAdministrative Questionnaire

FSolvency Certificate

GJoinder Agreement

HForm of Quarterly Report

ISubordination Terms

J-1	U.S. Tax Compliance Certificate of Non-U.S. Lender (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
J-2	U.S. Tax Compliance Certificate of Non-U.S. Lender (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
J-3	U.S. Tax Compliance Certificate of Non-U.S. Lender (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
J-4	U.S. Tax Compliance Certificate of Non-U.S. Lender (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

This CREDIT AGREEMENT (this “Agreement”) is entered into as of July 23, 2025, among EVGO VOYAGER BORROWER LLC, a Delaware limited liability company (the “Borrower”), EACH LENDER FROM TIME TO TIME PARTY HERETO, SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent, SUMITOMO MITSUI BANKING CORPORATION, as Structuring Agent, Coordinating Lead Arranger, Joint Bookrunner and Co-Green Loan Coordinator, Bank of Montreal and Royal Bank of Canada, as Joint Lead Arrangers and Joint Bookrunners and ING Bank NV, as Joint Lead Arranger, Joint Bookrunner and Co-Green Loan Coordinator.

PRELIMINARY STATEMENTS

WHEREAS, (a) the Sponsor (i) has undertaken the development and construction of a portfolio of public Charging Stalls located in the United States and (ii) proposes to contribute a portion of such Charging Stalls and other related property to the Borrower, and (b) the Borrower will undertake the ownership, operation and maintenance of such contributed Charging Stalls (the “Project”).

WHEREAS, the Borrower has requested that the Lenders provide the Term Facility in order to, among other things, (a) reimburse Reimbursable Capex incurred by the Sponsor and its Affiliates for Qualified Stalls, (b) fund a portion of the Debt Service Reserve Account unless the Debt Service Reserve Account has been funded on the initial Borrowing Date with an Acceptable Letter of Credit and (c) pay a portion of related transaction costs, fees and expenses, and the Lenders are willing to provide the Term Facility on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms
Section 1.01.Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (b) the sum of (i) the Federal Funds Rate in effect on such day plus (ii) 0.50%, (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day plus (ii) 1.00%, and (d) 0.00%.  Any change in the ABR due to a change in the rate announced by the Administrative Agent as its prime or base commercial lending rate, the Federal Funds Rate or Term SOFR shall be effective as of the opening of business on the effective day of such change in the rate announced by the Administrative Agent as its prime or base commercial lending rate, the Federal Funds Rate or Term SOFR, respectively.

“ABR Loan” means a Loan that bears interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Acceptable Collateral Support” means, with respect to any Commodity Hedge and Power Sales Agreement, cash, Cash Equivalents or an Acceptable Hedge Letter of Credit posted and maintained by an Affiliate of the Borrower, in each case, on terms and conditions with respect to the posting of such applicable credit support as are provided under the CSA Form with (a) customary paragraph 13 terms that provide for (i) a “Valuation Date” (as defined in the CSA Form) of once per calendar week and (ii) a “Minimum Transfer Amount” (as defined in the CSA Form) of [*****] and (b) a modification to paragraph 4(b) of the CSA Form to permit a transfer of the applicable credit support by no later than four (4) Business Days after demand.

“Acceptable Hedge Letter of Credit” means an irrevocable letter of credit that satisfies the following criteria: (a) such letter of credit is issued by an Acceptable L/C Bank, (b) neither the Borrower nor the Pledgor is the account party in respect of such letter of credit or otherwise and (c) such letter of credit shall permit the Borrower to make drawings on such letter of credit as follows: (i) at such time as any amounts are due and payable to the Borrower under the applicable Commodity Hedge and Power Sales Agreement and the Affiliate of the Borrower that is a counterparty thereto has failed to make such payment within three (3) Business Days of such amounts becoming due and payable, in an amount that is equal to all such amounts that are then due and owing to the Borrower under such Commodity Hedge and Power Sales Agreement and (ii) at any time that either (A) the issuer of such letter of credit has notified the Borrower that such letter of credit will not be renewed or extended or (B) the expiration date of such letter of credit is scheduled to occur within thirty (30) or less days and the Borrower has not received a substitute or replacement Acceptable Hedge Letter of Credit, in the full amount of such letter of credit.

“Acceptable L/C Bank” means a bank or trust company authorized to engage in banking business whose long-term unsecured debt is rated [*****] or higher by S&P or [*****] or higher by Moody’s or, if both of such rating agencies are no longer in business or no longer rating unsecured debt of banks or trust companies, a comparable rating of another internationally recognized rating agency selected by the Borrower.

“Acceptable Letter of Credit” means an irrevocable letter of credit issued to the Collateral Agent or the Administrative Agent, as the case may be, which (a) is issued by an Acceptable L/C Bank, (b) if such letter of credit provides for automatic renewal or extension thereof, such letter of credit requires the issuer thereof to provide at least thirty (30) days’ notice to such Agent of the nonrenewal thereof (if permitted by the issuer’s internal policies, consistently applied) and provides that the beneficiary may draw the full amount of the letter of credit if such letter of credit is not renewed or extended, (c) neither the Pledgor nor the Borrower is the account party in respect of such letter of credit or otherwise liable in any respect of any reimbursement payments for any drawings under such letter of credit or any other costs associated therewith and (d) is otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Account Bank” means Citibank, N.A.

“Action” means any claim, action, suit, audit, investigation, inquiry, mediation, arbitration or proceeding by or before any Governmental Authority.

“Additional Lender” means any Person that is not an existing Lender and has agreed to provide Refinancing Commitments pursuant to Section 2.15.

“Administrative Agent” means Sumitomo Mitsui Banking Corporation, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent Account” means [*****].

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Lender Assignment and Assumption” has the meaning set forth in Section 10.07(h)(i).

“Affiliate Lender Cap” has the meaning set forth in Section 10.07(h)(ii).

“Affiliate Lenders” means, collectively, the Sponsor and its Affiliates (other than the Pledgor, the Borrower, any Affiliated Debt Fund or any other Person in which Pledgor, directly or indirectly, owns any Equity Interest and any natural person).

“Affiliated Debt Fund” means any Affiliate of the Sponsor (other than Pledgor, Borrower or any natural person) that is a bona fide diversified debt fund either (a) with information barriers in place restricting the sharing of investment-related and other information between it and the Sponsor and the Borrower or (b) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Sponsor and the Borrower and with information barriers in place restricting the sharing of investment-related and other information between such managers and the Sponsor and the Borrower; provided that neither the Sponsor nor Borrower (nor any of the Sponsor’s nor Borrower’s officers, directors or employees acting in such capacity for such party), directly or indirectly, possesses the power to direct or cause the direction of the investment policies of any such fund.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (i) the amount of such Lender’s Commitments then in effect (if any) plus (ii) the aggregate then unpaid principal amount of such Lender’s Loans (if any).

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to Pledgor or Borrower from time to time concerning or relating to anti-money laundering by virtue of such Person being organized or operating in such jurisdiction.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to the prevention or prohibition of bribery or corruption applicable to Pledgor or Borrower by virtue of such Person being organized or operating in such jurisdiction.

“Applicable Rate” means:

	From the initial Borrowing Date until and excluding the fourth anniversary of the initial Borrowing Date	From and including the fourth anniversary of the initial Borrowing Date and thereafter
ABR Loans	2.250% per annum	2.500% per annum
SOFR Loans	3.250% per annum	3.500% per annum

“Approved Counterparty” means any Person designated by the Borrower that has a long-term debt rating equal to or higher than [*****] (or the equivalent) by S&P or Fitch, [*****] (or the equivalent) by Moody’s or the equivalent rating by any other nationally recognized rating agency at the time of entering into any Rate Hedging Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Permitted Hedge Counterparty” means [*****].

“Arranger” means, collectively, (a) Sumitomo Mitsui Banking Corporation, as sole Structuring Agent, Coordinating Lead Arranger, Joint Bookrunner and Co-Green Loan Coordinator, (b) Bank of Montreal and Royal Bank of Canada, in their respective capacities as

Joint Lead Arrangers and Joint Bookrunners and (c) ING Bank NV, as Joint Lead Arranger, Joint Bookrunner and Co-Green Loan Coordinator.

“Asset Sale” means any Disposition of any property or assets by the Borrower that is not permitted pursuant to Section 7.05 of the Credit Agreement.

“Asset Sale Proceeds” means the Net Cash Proceeds received by the Borrower from any Asset Sale.

“Assignee” has the meaning set forth in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Assignment and Contribution Agreement” has the meaning assigned thereto in the Contribution Agreement.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as and the Borrower shall be under no obligation to engage the Administrative Agent to act as the Auction Manager); provided, further, that none of the Pledgor, Borrower nor any of their respective Affiliates may act as the Auction Manager.

“Availability Period” means the period from the initial Borrowing Date until the earliest to occur of (a) the third anniversary of the initial Borrowing Date, (b) the date on which Loans have been made in an amount greater than or equal to 95% of the original aggregate amount of the Commitments as of the date hereof and (c) the date of the termination of the Commitments pursuant to the terms of this Agreement.

“Available Amount” means, as to any letter of credit, at any time, the maximum amount available at such time to be drawn under such letter of credit at such time or any future time (assuming compliance at such time or future time with all conditions to drawing).  For the avoidance of doubt, except where otherwise indicated, if the letter of credit provides for one or more automatic increases in the amount available for drawings, the Available Amount shall be deemed to be the maximum amount available after giving effect to all such increases.

“Available Cash” means, for any period, the sum (without duplication) of all amounts that the Borrower actually receives in cash or Cash Equivalents during such period, including (a) the Net Cash Proceeds of any Disposition (except to the extent any such Net Cash Proceeds are to be applied to the prepayment of Indebtedness pursuant to the terms of the Loan Documents), (b) revenues from the sale of electric vehicle direct current charging services at Qualified Stalls, (c) revenues from the sale of Tax Credits (including amounts received by the Borrower pursuant to the Tax Sharing Agreement or other agreements with Affiliates of the Sponsor), (d) amounts received (net of amounts paid) under Swap Contracts (but without double counting, (1) for purposes of calculating the Debt Service Coverage Ratio, such amounts netted from Debt Service pursuant to the definition thereof and (2) such amounts netted from Net Cash Proceeds pursuant to the definition thereof), (e) investment income on amounts in any accounts of the Borrower and (f) proceeds of business interruption insurance; provided that “Available Cash” shall not include any Excluded Proceeds.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.16.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benchmark” means initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)	in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to such Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to such Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower Materials” has the meaning set forth in Section 10.02(b).

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing of Loans.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means a Borrowing Notice substantially in the form of Exhibit A.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close; provided that, in addition to the foregoing, a Business Day shall be any day that is a U.S. Government Securities Business Day.

“Capital Expenditures” means, as of any date for the applicable period then ended, all cash capital expenditures of the Borrower for such period, as determined in accordance with GAAP; provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) to the extent permitted by this Agreement, (i) a reinvestment of the Net Cash Proceeds of any Disposition or Casualty Event, (ii) the purchase or repair of property, plant or equipment or software to the extent financed with the proceeds of Dispositions or Casualty Events that are not required to be applied to prepay Indebtedness for borrowed money of Borrower or (iii) the restoration or repair of Property of Borrower to the extent financed with cash or Cash Equivalents of Borrower, (b) capitalized interest in respect of operating or capital leases, (c) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (d) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such property for the property being traded in at such time, (e) any noncash amounts reflected as additions to property, plant or equipment on the Borrower’s balance sheet, (f) ordinary course operation and maintenance expenses or Major Maintenance Expenses and (g) expenditures that are accounted for as capital expenditures by Borrower and that actually are paid for or reimbursed (including by means of the issuance of Equity Interests by Pledgor) by a Person other than Borrower and for which the Borrower has not provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that obligations that are recharacterized as Capitalized Leases due to a change in GAAP after the Closing Date shall not be treated as Capitalized Leases for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement.

“Cash Flow Available for Debt Service” means, for any Measurement Period, (a) Available Cash for such period less (b) O&M Costs paid or (without duplication) payable during such period.

“Cash Equivalents” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States, (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case, maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States or any political subdivision of any such state, or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within two-hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within two-hundred and seventy (270) days from the date of acquisition thereof issued or guaranteed by or placed with the Account Bank or any domestic office of any commercial bank organized under the Laws of the United States or any state thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) money market deposit accounts, deposit accounts or interest-bearing deposits issued or offered by the Account Bank or any domestic office of any financial institution organized under the Laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (f) repurchase or reverse repurchase agreements with a term of not more than ninety (90) days fully collateralized with securities described in clause (a) or (b) above, including those of the Account Bank or any of its Affiliates; (g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of which assets are invested in investments of the type described in clauses (a)-(f) above including any money market fund for which the Account Bank or an Affiliate of the Account Bank serves as investment manager, administrator, shareholder servicing agent, and/or custodian or sub-custodian, notwithstanding that (i) the Account Bank or an Affiliate of the Account Bank receives fees from funds for services rendered, (ii) the Account Bank collects fees for services rendered pursuant to this Agreement, which fees are separate from the fees received from such funds and (iii) services performed for such funds and pursuant to this Agreement may at times duplicate those provided to such funds by the Account Bank or an Affiliate of the Account Bank; (h) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers’ acceptances of depository institutions, including by the Account Bank or any of its Affiliates, rated in the AA long-term ratings category or higher by S&P or Moody’s or which are fully FDIC-insured; and (i) cash.

“Casualty Event” means any event that gives rise to the receipt by the Borrower of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) (but excluding proposals thereof) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) Qualified Owners, in the aggregate, cease to beneficially and directly or indirectly own and control at least fifty point one percent (50.1%) on a fully diluted basis of the economic and voting interest in the Equity Interests of the Pledgor, or (b) Pledgor ceases to beneficially and directly own and control one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower.

“Charger” means an electric vehicle direct current fast charger.

“Charging Stall” means a parking space served by at least one connector of a Charger; it being understood that the number of Charging Stalls at any Charging Station shall be determined by the number of electric vehicles that can simultaneously receive a charge from Chargers at the applicable Charging Station.

“Charging Station” means all Charging Stalls, Chargers and ancillary equipment related to such Charging Stalls and Chargers owned by the Borrower at any location.

“Class” means (a) with respect to any Commitments or Loans, (i) the Term Facility in effect as of the initial Borrowing Date and (ii) after the initial Borrowing Date, any Incremental Facility, Refinancing Commitments, Refinancing Loans or any “new” Term Facility, in each case, effected pursuant to Section 10.01 that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, original issue discount or similar fees paid or payable in connection with the Term Facility, Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that any such Facility, Commitments or Loans may be designated in writing by the Borrower and the applicable Lenders providing such Facility or holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (b) with respect to the Lenders, those Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Accounts” means each of (a) the Debt Service Reserve Account, (b) the Liquidity Reserve Account, (c) the Revenue Account and (d) the Distribution Suspense Account.

“Collateral Agent” means Sumitomo Mitsui Banking Corporation, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms of the Intercreditor Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)	the Administrative Agent shall have received each Collateral Document required to be delivered duly executed by the Borrower or the Pledgor, as applicable, (i) on the Closing Date, pursuant to Section 4.01(a)(i)(B) and (ii) at such time as may be designated therein pursuant to the Collateral Documents or Section 6.12, subject to the limitations and exceptions set forth in this Agreement and the Collateral Documents;
(b)	the Obligations shall have been secured by a perfected first-priority security interest (subject to prior Liens to the extent permitted by Section 7.01) in (i) all Equity Interests in Borrower owned directly by Pledgor and (ii) all intercompany Indebtedness owed to Pledgor by Borrower; and
(c)	except to the extent otherwise provided hereunder (including the requirements of Section 4.01 and Section 6.12), including subject to prior Liens to the extent permitted by Section 7.01, or under any Collateral Document, the Obligations shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities or instruments, filing financing statements under the Uniform Commercial Code or their equivalent for each appropriate jurisdiction or to the extent required in the

Pledge and Security Agreement) in substantially all tangible and intangible assets of the Borrower, in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents;

provided, however, that the foregoing definition shall not require and the Loan Documents shall not contain any requirements as to the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Property.

No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction).

“Collateral Documents” means, collectively, the Pledge and Security Agreement, each Control Agreement, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and/or the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commercial Operation Date” means, with the respect to each Charging Stall, the date on which such Charging Stall has been placed in service and is capable of operating commercially as evidenced by its ability to dispense energy to end users, as subsequently confirmed by applicable closeout and commissioning reports received by the Sponsor.

“Commitment” means, as applicable, (a) the Tranche A Commitment and (b) the Tranche B Commitment.  The original aggregate amount of the Commitments is $225,000,000.00.

“Commitment Fee Rate” means [*****]% per annum.

“Commitment Increase” has the meaning set forth in Section 2.14(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedge and Power Sales Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement or similar agreement, any tariff or other quasi-governmental binding agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, credit sleeve, power and/or capacity purchase and sale agreement, and any agreement (including, but not limited to, any guarantee, credit sleeve or similar arrangement) providing for credit support for any of the foregoing, in all cases whether settled financially or physically.

“Commodity Hedge Credit Support” means any letter of credit, guaranty or other credit support procured by an Affiliate of the Borrower from a third party non-Affiliate of the Borrower or the Pledgor in respect of the Borrower or Pledgor’s credit support obligations under a Commodity Hedge and Power Sales Agreement (other than such Commodity Hedge and Power Sales Agreements entered into with a Permitted Affiliate Hedge Counterparty) or such Affiliate’s credit support obligations to a third party non-Affiliate counterparty in connection with a “back to back” Commodity Hedge and Power Sales Agreement.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Comparable Project” means [*****].

“Comparable Stall” means [*****].

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 3.01, 3.03, 10.05 or 10.15(b) than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Payment Date,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” means the Master Contribution Agreement, dated as of July 23, 2025, by and between Sponsor and Borrower.

“Control” means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, beneficially and of record, of equity interests in such Person representing at least 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of such Person (on a fully diluted basis). “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means one or more control agreements entered into by the Borrower, the Collateral Agent and the applicable Account Bank, which is sufficient to establish the Collateral Agent’s control pursuant to Section 9-104 of the UCC over any Collateral Account, in a form reasonably satisfactory to the Collateral Agent.

“Covered Party” has the meaning set forth in Section 10.27(a).

“Co-Green Loan Coordinator” means Sumitomo Mitsui Banking Corporation and ING Bank NV.

“Cure CFADS” means [*****].

”Cure Stall” means [*****].

“Debt Service” for any period, the sum, computed without duplication, of the following: (a) all scheduled amortization installments payable by the Borrower in respect of principal of the Loans during such period (excluding any mandatory prepayment of such Loans and the final principal installment of the Loans payable on the Scheduled Termination Date with respect to the Term Facility), plus (b) all amounts payable by the Borrower in respect of scheduled interest on the Loans plus all amounts payable (and minus all amounts receivable) by the Borrower under applicable Rate Hedging Agreements (in each case, other than termination or unwind payments thereunder) during such period, plus (c) all fees payable by the Borrower pursuant to Section 2.06 (but excluding any fees payable pursuant to the Fee Letters).

“Debt Service Coverage Ratio” means, for any Measurement Period, the ratio of (a) Cash Flow Available for Debt Service (including [*****]) for such Measurement Period to (b) Debt Service for such Measurement Period.

“Debt Service Reserve Account”  means a Dollar-denominated securities or deposit account of the Borrower established with the Account Bank and designated as the “Debt Service Reserve Account” in writing by the Borrower to the Administrative Agent and the Collateral Agent (it being understood, for avoidance of doubt, that any such account established pursuant to the foregoing, while serving as the Debt Service Reserve Account, shall be subject to a Control Agreement).

“Debt Service Reserve Overfunding Amount” means, as of any date of determination and with respect to the Debt Service Reserve Account, the positive difference, if any, between the Funded DSR Amount on such date and the Debt Service Reserve Requirement on such date.

“Debt Service Reserve Required Amount” means (a) on the initial Borrowing Date, $[*****] and (b) on the last Business Day of each fiscal quarter occurring after the initial Borrowing Date, an amount in Dollars equal to the aggregate scheduled principal and interest (taking into account, if applicable, any payments projected to be made or received by the Borrower under any applicable Rate Hedging Agreements (other than termination or unwind payments under such applicable Rate Hedging Agreements)), projected to be payable hereunder in respect of the Loans and the amount of any commitment fees projected to be payable in respect of the Commitments for the [*****] period occurring after such date.

“Debt Service Reserve Requirement” means an amount at least equal to the Debt Service Reserve Required Amount.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 3.07(e), any Lender that has:

(a)	failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due;
(b)	notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been or cannot be satisfied);
(c)	failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or
(d)	(i) become or is insolvent or has a direct or indirect parent company that has become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, a custodian or similar Person appointed for it charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity, or (iii) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) an Undisclosed Administration or (y) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent as to whether or not a Lender is a Defaulting Lender under clause  (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Holders” means [*****].

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition of any Property by any Person (including any sale and leaseback transaction); provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Pledgor of any of its Equity Interests to another Person. “Disposed” shall have a meaning correlative to the foregoing.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable and the termination of all of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Scheduled Termination Date in respect of the Term Facility; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means those Persons (the list of all such Persons, the “Disqualified Institutions List”) that are (a) identified in writing by the Borrower to the Arrangers prior to the Closing Date, (b) competitors of Pledgor and the Borrower that are identified in writing by the Borrower to the Administrative Agent from time to time or (c) Affiliates of such Persons set forth in clauses (a) and (b) above that are (i) identified in writing by the Borrower or the Sponsor to the Administrative Agent from time to time or (ii) readily apparent on their face from the name of such Affiliate; provided that, (x) to the extent Persons are identified as Disqualified Institutions in writing by the Borrower or the Sponsor to the Administrative Agent after the Closing Date pursuant to clause (b) or (c)(i) above, the inclusion of such Persons as Disqualified Institutions shall not apply retroactively to prior assignments or participations in respect of any Loan under this Agreement, but shall disqualify such Persons from acquiring any further assignment or participation thereafter, (y) no bona fide fixed income investor or debt fund shall be a Disqualified Institution unless specifically included in clause (a) or (b) above and (z) no Disqualified Institution may become a Lender or otherwise participate in the Loans without the Borrower’s prior written consent.  The Disqualified Institutions List (updated from time to time in order to include additional Disqualified Institutions pursuant to clause (b) or (c)(i) above) shall be available for inspection upon request by any Lender to the Administrative Agent.  Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent, may from time to time, in their sole discretion, remove any entity from the Disqualified Institutions List (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

“Disqualified Institutions List” has the meaning set forth in the definition of “Disqualified Institution”.

“Disqualified Person” has the meaning set forth in Section 10.07(b).

“Distribution Conditions” means, as of any date of determination, (a) the Debt Service Reserve Account is funded (or amounts have been credited thereto) in an amount equal to [*****], (b) the Debt Service Coverage Ratio for the most recently ended Measurement Period prior to such date is no less than (i) [*****], for any date of determination during the Availability Period or (ii) [*****], for any date of determination during the Operating Period, (c) no Default or Event of Default shall have occurred and be continuing as of such date and (d) during the Operating Period, the Borrower is in compliance with the Target Debt Balance.

“Distribution Suspense Account” means a Dollar-denominated securities or deposit account of the Borrower established with the Account Bank and designated as the “Distribution Suspense Account” in writing by the Borrower to the Administrative Agent and the Collateral Agent (it being understood, for avoidance of doubt, that any such account established pursuant to the foregoing, while serving as the Distribution Suspense Account, shall be subject to a Control Agreement).

“Dollar” and “$” mean lawful money of the United States.

“Drawstop Test” means the condition precedent set forth in Section 4.02(j).

“DSCR Test Date” means [*****].

“Dutch Auction” has the meaning set forth on Schedule IA hereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Person that meets the requirements to be an assignee under Section 10.07 (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan or Commitment to such Person under Section 10.07(b)) and (b) with respect to the Loans only, any Affiliate Lender or any Affiliated Debt Fund; provided that in no event shall Pledgor or Borrower constitute an Eligible Assignee.

“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of natural resources and the environment, the release of Hazardous Materials into the environment and human exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, membership interests or other similar equivalents (however designated) of capital stock of (or other ownership in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“Erroneous Payment” has the meaning set forth in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.14(d)(i).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 9.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.14(d)(ii).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means the balance of the funds remaining in the Revenue Account after giving effect to the transfers specified in priorities [*****]of Section 6.16(a)(ii).

“Excess Cash Flow Sweep Date” has the meaning set forth in Section 2.06(b)(i).

“Excluded Proceeds” means (a) any net cash proceeds or net Cash Equivalents that are received by the Borrower on or after the Closing Date, from the issuance or sale of its Equity Interests or contributions to its common equity, (b) any proceeds of the Loans, (c) any amounts permitted to be paid as Restricted Payments pursuant to Section 7.06(h), (d) any proceeds of any Disposition or Casualty Event with respect to the Borrower or incurrence of Indebtedness by Borrower, (e) any proceeds of cash collateral returned to Borrower unless the Borrower, in its sole discretion, elects to deposit such cash collateral into the Collateral Accounts and (f) any proceeds of Excluded Property unless the Borrower, in its sole discretion, elect to deposit such cash collateral into the Collateral Accounts.

“Excluded Property” has the meaning set forth in the Pledge and Security Agreement.

“Excluded Taxes” means, with respect to any Recipient or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (i) by the United States of America (or any political subdivision or taxing authority thereof) or by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which such recipient is organized or in which its principal office (or other fixed place of business) is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) imposed as a result of a present or former connection between the Recipient and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations, or received a payment or sought to collect funds due under, or enforced or sought to exercise its rights or pursue any remedy provided under, this Agreement or any other Loan Document), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal withholding tax imposed on amounts payable hereunder to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 3.06), or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) or Section 3.01(c), (d) any withholding taxes attributable to such Recipient’s or such other recipient’s failure to comply with Section 3.01(e), and (e) any withholding Taxes imposed pursuant to FATCA.

“Facility” means each of (a) the Commitments and the Loans made hereunder (the “Term Facility”) and (b) any Incremental Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Fee Letter” means each letter agreement setting forth fees payable by the Borrower to the Agents, Lenders or their respective Affiliates relating to the transaction contemplated by the Loan Documents.

“Fee Payment Date” means (a) each Quarterly Payment Date and (b) the last day of the Availability Period.

“Floor” means the rate per annum equal to zero percent (0.00%).

“Foreign Lender” has the meaning set forth in Section 3.01(e)(ii)(B).

“FRB” means the Board of Governors of the United States Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded DSR Amount” means, as of any date of determination, the sum of (a) the balance of cash and Cash Equivalents on deposit in the Debt Service Reserve Account and (b) all Available Amounts in respect of all Acceptable Letters of Credit credited to the Debt Service Reserve Account.

“Funded Liquidity Reserve Amount” means, as of any date of determination, the sum of (a) the balance of cash and Cash Equivalents on deposit in the Liquidity Reserve Account and (b) all Available Amounts in respect of all Acceptable Letters of Credit credited to the Liquidity Reserve Account.

“Funding Office” means the office of the Administrative Agent specified in Section 10.02 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means, generally accepted accounting principles in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, for the avoidance of doubt, any supra national bodies such as the European Union or the European Central Bank.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another

Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, whether or not contingent, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain (or to advance or supply funds to maintain) working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all contaminants, pollutants or hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Incremental Facility” has the meaning set forth in Section 2.14(a).

“Incremental Facility Date” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)	the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances (if applicable), bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)	net obligations of such Person under any Swap Contract;

(d)	all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and maturing within three hundred and sixty-five (365) days after the incurrence thereof except if such trade accounts payable bear interest, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business);
(e)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)	all Attributable Indebtedness;
(g)	all obligations of such Person in respect of Disqualified Equity Interests; and
(h)	all Guarantees of such Person in respect of any of the foregoing.

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA. “Insolvent” shall have a meaning correlative to the foregoing.

“Intercompany Services Agreement” means the intercompany services agreement, dated as of the date hereof, entered into by and among the Sponsor and the Borrower.

“Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement dated as of the date hereof among the Borrower, the Administrative Agent, the Collateral Agent and the other parties from time party thereto.

“Interest Payment Date” means (a) as to any ABR Loan, each Quarterly Payment Date (commencing with the first Quarterly Payment Date to occur after the first full fiscal quarter after the initial Borrowing Date) and the final maturity date of such Loan and (b) as to any Term SOFR Loan, the last day of the Interest Period applicable thereto; provided that, in the case of Term SOFR Loans, if any such Interest Period exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates.  For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Interest Period” means, as to any Term SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term SOFR Loan and ending (i) on the Quarterly Payment Date immediately succeeding such Borrowing Date or conversion date (as applicable) or (ii) solely in the event that the Borrower has previously selected an Interest Period of one month in respect of any outstanding Term SOFR Loans, the last day of the Interest Period applicable to such outstanding Term SOFR Loans, in each case as selected by the Borrower in the applicable Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the first day immediately following the end of the preceding Interest Period applicable to such Term SOFR Loan and ending in one, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower in the applicable Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following: (v) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (w) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (x) the Borrower may not select an Interest Period that would extend beyond the Scheduled Termination Date; (y) the Borrower shall select Interest Periods so as not to require payment or prepayment of any Term SOFR Loan during an Interest Period for such Loan; and (z) no tenor that has been removed from this definition pursuant to Section 2.16(d) shall be available for election by the Borrower in any Borrowing Notice or in any conversion or continuation request pursuant to Section 2.07.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“IP Rights” has the meaning set forth in Section 5.13.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit G.

“Laws” means, collectively, all applicable foreign, federal, state, provincial, territorial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, or decisions, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit Default” means, with respect to any Acceptable Hedge Letter of Credit, the occurrence of any of the following events: (a) the issuer of such Acceptable Hedge Letter of Credit ceases to be an Acceptable L/C Bank, (b) the issuer of the Acceptable Hedge Letter of Credit shall fail to comply with or perform its obligations under such Acceptable Hedge Letter of Credit if such failure shall be continuing after the lapse of any applicable grace period, (c) the issuer of such Acceptable Hedge Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Acceptable Hedge Letter of Credit, (d) such Acceptable Hedge Letter of Credit shall expire or terminate, or shall fail or cease to be in full force and effect at any time during the term of the applicable Commodity Hedge and Power Sales Agreement (unless prior to such expiration or termination such Acceptable Hedge Letter of Credit has been replaced by another Acceptable Hedge Letter of Credit not subject to a Letter of Credit Default or the applicable Affiliate that is a party to the applicable Commodity Hedge and Power Sales Agreement has provided other Acceptable Collateral Support in place of such expiring or terminating Acceptable Hedge Letter of Credit) or (e) any event analogous to the Event of Default contained in Section 8.01(f) shall occur with respect to the issuer of such Acceptable Hedge Letter of Credit.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidity Reserve Account” means a Dollar-denominated securities or deposit account of the Borrower established with the Account Bank and designated as the “Liquidity Reserve Account” in writing by the Borrower to the Administrative Agent and the Collateral Agent

(it being understood, for avoidance of doubt, that any such account established pursuant to the foregoing, while serving as the Liquidity Reserve Account, shall be subject to a Control Agreement).

“Liquidity Reserve Amount” means [*****].

“Loan” has the meaning set forth in Section 2.01(a).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Intercreditor Agreement, (d) the Fee Letter, (e) the Collateral Documents, (f) each Refinancing Amendment and (g) each Joinder Agreement.

“Major Casualty Event” means any Casualty Event for which the Borrower has received Net Cash Proceeds of at least [*****].

“Major Maintenance Expenses” means all costs, other than administrative costs and costs incurred in connection with the day-to-day operation and maintenance of the Project, incurred by Borrower for any overhaul of, or major maintenance procedure for, the Project or any part thereof (excluding any such costs that are payable by other Persons under warranty or similar agreements or insurance policies).

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower, (b) a material adverse effect on the ability of the Borrower to perform its material obligations under the Loan Documents or (c) a material adverse effect on the material rights and remedies of the Administrative Agent (for the benefit of the Lenders), the Collateral Agent (for the benefit of the Lenders) or all of the Lenders (taken as a whole) under the Loan Documents.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Measurement Period” means, as of any date of determination, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (or, until four full consecutive fiscal quarters have elapsed since the initial Borrowing Date, the period commencing on the initial Borrowing Date and ending on such date of determination).

“Minor Casualty Event” means any Casualty Event for which the Borrower has received Net Cash Proceeds of less than [*****].

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA in respect of which the Borrower or a Commonly Controlled Entity Plan could have liability.

“Net Cash Proceeds” means:

(a)	with respect to the Disposition of any asset by Borrower or any Casualty Event affecting Borrower, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of Borrower and including net amounts (if any) received by the Borrower as a result of terminating or unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and, if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking junior to the Lien securing the Obligations), (B) the out-of-pocket expenses incurred by Borrower in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, consent fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income taxes and, without duplication, Permitted Tax Distributions reasonably estimated to be actually payable by Borrower or its beneficial owner within two years of the date of the relevant Disposition or Casualty Event as a result of any gain recognized in connection therewith and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds, (D) any net amounts payable by the Borrower (including any income taxes and, without duplication, Permitted Tax Distributions reasonably estimated to be payable by Borrower or its beneficial owner) associated with terminating or unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (i) the sale price of the property that is the subject of such Disposition established in accordance with the terms of the applicable purchase and sale agreement governing such sale and (ii) any liabilities associated with such property and retained by Borrower after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (F) any cash collateral required to be returned as a result of such Disposition, and (G) amounts required to be applied pursuant to any Organization Document or Contractual Obligations, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received (x) upon the Disposition of any noncash consideration received by

Borrower in any such Disposition and (y) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within two years after such Disposition or Casualty Event, the amount of such reserve; and
(b)	with respect to the incurrence or issuance of any Indebtedness by Borrower, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and net amounts received by the Borrower in connection with terminating or unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions and other out-of-pocket expenses and other customary expenses, incurred by Borrower in connection with such incurrence or issuance and net amounts payable by the Borrower associated with terminating or unwinding any related Swap Contract in connection therewith.

“Network Plan” means the Borrower’s then-effective plan for deployment of Charging Stalls across the United States, as may be modified from time to time by Borrower, it being understood that the Network Plan (a) does not set forth any deadline or minimum concentration of Charging Stations in any specific geography and (b) may contain more Charging Stalls than scheduled to account for variations in buildout.

“New Product Introduction Process” means the technical evaluation and testing processes established by Sponsor for Chargers included in its charging network, consistently applied, as may be modified from time to time by Sponsor.

“New Commitments” has the meaning set forth in Section 2.14(a).

“New Lender” has the meaning set forth in Section 2.14(a).

“New Loans” has the meaning set forth in Section 2.14(a).

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Pledgor, Borrower, any of their respective Affiliates or any Equity Interests of any of the foregoing.

“Non-Recourse Persons” has the meaning set forth in Section 10.24.

“Note” or “Notes” means the collective reference to any promissory note evidencing Loans.

“O&M Costs” means, for any period, all amounts paid (or projected to be paid) by the Borrower for the administration, management, operation and maintenance of the Project, including, without limitation, (i) Major Maintenance Expenses, (ii) all amounts payable by the Borrower pursuant to the Intercompany Services Agreement (other than Subordinated Reimbursements), (iii) all amounts payable by the Borrower to third parties in respect of the administration, management, operation and maintenance of the Project, (iv) any payments owed by the Borrower under any Rate Hedging Agreement or Commodity Hedge and Power Sales Agreement (other than (A) any Termination Payments (as defined in the Intercreditor Agreement) with respect to any Secured Commodity Hedges (as defined in the Intercreditor Agreement) and (B) any Ordinary Course Settlement Payments (as defined in the Intercreditor Agreement) or Termination Payments (as defined in the Intercreditor Agreement) with respect to any Secured Rate Hedges (as defined in the Intercreditor Agreement)), and (v) reimbursement to any Affiliate of the Borrower for the costs of obtaining, maintaining, renewing and amending any Acceptable Letter of Credit or Commodity Hedge Credit Support (in each case, other than any principal, commitment or participation fees in connection with such Acceptable Letter of Credit or Commodity Hedge Credit Support, as applicable).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, including all interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or any Lender that are required to be paid by the Borrower pursuant hereto or any other Loan Document) or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Period” shall mean the period following the Availability Period until the Scheduled Termination Date.

“Ordinary Course Settlement Payment” has the meaning assigned to such term in the Intercreditor Agreement.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, except any such Taxes that are the result of a present or former connection between a Recipient and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations, or received a payment or sought to collect funds due under, or enforced or sought to exercise its rights or pursue any remedy provided under, this Agreement or any other Loan Document) and that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Participant” has the meaning set forth in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(j).

“PATRIOT Act” has the meaning set forth in Section 10.22.

“Payment Recipient” has the meaning assigned to such term in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permit” means any and all licenses, permits, approvals, certifications, registrations, authorizations, exemptions, qualifications, rights of way and approvals required to be obtained by the Borrower from a Governmental Authority for the operation of the Project.

“Permitted Affiliate Hedge Counterparty” means any Affiliate of the Borrower as of the date such Permitted Commodity Hedge and Power Sales Agreement is entered into that has agreed pursuant to the terms of the applicable Permitted Commodity Hedge and Power Sales Agreement to which it is a party, to provide (or cause to be provided) and maintain Acceptable Collateral Support in respect of its obligations under the applicable Commodity Hedge and Power Sales Agreement in an amount not less than the Required Support Amount; provided that such Affiliate shall cease to constitute a Permitted Affiliate Hedge Counterparty in the following circumstances: (a) the Acceptable Collateral Support required to be maintained by such Affiliate shall not be in full force and effect for a period in excess of five (5) Business Days, (b) the Acceptable Collateral Support required to be maintained by such Affiliate is less than the Required Support Amount for a period longer than five (5) Business Days or (c) to the extent that the Acceptable Collateral Support posted by such Affiliate takes the form of an Acceptable Hedge Letter of Credit, either: (i) fewer than twenty (20) days remain prior to the expiration date of such Acceptable Hedge Letter of Credit or (ii) a Letter of Credit Default with respect to such Acceptable Hedge Letter of Credit applies.

“Permitted Commodity Hedge and Power Sales Agreement” means any Commodity Hedge and Power Sales Agreement entered into by the Borrower pursuant to Section 7.10.

“Permitted Hedge Counterparty” means a[*****].

“Permitted Liens” means, with respect to the Borrower, any lien permitted under Section 7.01.

“Permitted Refinancing Indebtedness” means, with respect to the Borrower, Indebtedness incurred to Refinance a portion equal to less than [*****] of the existing Term Facility; provided that:

(a)the aggregate principal amount thereof does not exceed the sum of (i) the aggregate principal amount of the applicable Loans or Commitments so Refinanced immediately prior to such Refinancing plus (ii) the amount of any accrued and unpaid interest, fees, original issue discount, premium and expenses in respect of the outstanding principal amount of the applicable Loans or Commitments prior to such Refinancing;
(b)both immediately before and after giving effect to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing;
(c)such Indebtedness shall have a final maturity date equal to or greater than the Scheduled Termination Date;
(d)the Weighted Average Life to Maturity of such Indebtedness shall be equal to or greater than the remaining Weighted Average Life to Maturity of the Term Facility (without giving effect to any prepayments);
(e)the lenders or holders of such Indebtedness may participate in any mandatory prepayments under Section 2.06(b) on a pro rata or less than pro rata basis with the Term Facility, but in no event shall the terms and conditions in respect of mandatory prepayment of such Indebtedness be more favorable to the lenders or holders of such Indebtedness than those applicable to the Term Facility;
(f)such Indebtedness shall rank pari passu or junior in right of payment with any remaining portion of the Facilities and pari passu, junior or unsecured with respect to security with any remaining portion of the Facilities, and shall not be secured by any asset other than the Collateral or guaranteed by any Person that does not guarantee the Facilities;
(g)the holders or lenders of such Indebtedness shall become party to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower (it being understood that the Intercreditor Agreement is reasonably acceptable to the Administrative Agent and the Borrower);
(h)other than (i) as set forth in clauses (a) through (g) above and (ii) with respect to amortization (including the effect thereon of any prepayment), interest rates (whether fixed or floating), interest margins, benchmark rate floors, fees, original issue discounts and prepayment or redemption terms (including “no call” terms and other restrictions thereunder) and premiums, all other terms of any such Indebtedness not constituting Indebtedness in the form of bonds, debentures, notes or other similar instruments (collectively, “Refinancing Notes”) shall be consistent with the terms of the Term Facility or, to the extent not consistent with the terms of the Term Facility, such inconsistent terms shall be reasonably satisfactory to the Administrative Agent; and

(i)with respect to any Refinancing Notes, other than as set forth in clauses (a) through (g) above, the other terms and conditions of any Refinancing Notes (excluding interest rates (whether fixed or floating), interest margins, benchmark rate floors, fees, original issue discounts and prepayment or redemption terms (including “no call” terms and other restrictions thereunder) and premiums) are, when taken as a whole, either (i) not materially more restrictive to the Borrower than the terms and conditions applicable to the Term Facility when taken as a whole (other than covenants or other provisions applicable only to periods after the Scheduled Termination Date in respect of the Term Facility); provided that, if the terms and conditions of such Indebtedness are materially more restrictive to the Borrower, such terms and conditions shall be permitted so long as the Lenders under the Term Facility receive the benefit of such terms and conditions pursuant to an amendment to the Loan Documents or (ii) otherwise on current market terms for such type of Indebtedness; provided that the requirements of this clause (ii) shall be deemed satisfied if the Borrower provide written notice to the Administrative Agent of the Borrower’s good faith determination that the requirements of this clause (ii) are satisfied in respect of the applicable Refinancing Notes (together with copies of the draft documentation for such Refinancing Notes) and the Administrative Agent shall not object to such determination within five (5) Business Days following receipt of the Borrower’s written notice; provided further, that if the terms of any Refinancing Notes include a financial maintenance covenant applicable to the Borrower, such covenant shall be added to the Loan Documents for the benefit of the Lenders; and
(j)the proceeds of such Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding principal of the Term Facility, and the payment of interest, fees, expenses and premiums (if any) payable in connection therewith.

“Permitted Tax Distributions” means, with respect to any taxable period, distributions by the Borrower for the purpose of allowing each direct or indirect equity holder of the Borrower to pay any United States federal, state and local taxes reasonably attributable to its direct or indirect ownership of the Borrower; provided that such amount for any taxable period shall not exceed the product of (a) the Borrower’s net taxable income for such taxable period (calculated, if the Borrower is a disregarded entity for U.S. federal income tax purposes, as if it were a partnership for U.S. federal income tax purposes), multiplied by (b) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual or corporation (whichever is higher) resident in New York, New York.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning set forth in Section 10.02(b).

“Pledge and Security Agreement” means that certain Pledge and Security Agreement dated as of the date hereof among the Borrower, the Pledgor and the Collateral Agent.

“Pledged Debt” means “Pledged Debt” as defined in the Pledge and Security Agreement.

“Pledged Equity Interests” means “Pledged Equity Interests” as defined in the Pledge and Security Agreement.

“Pledgor” means EVgo Voyager Pledgor LLC.

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.12(b).

“Project” means the Borrower’s ownership, operation and maintenance of the Charging Stalls.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practice” means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric vehicle charging station manufacturing and operation industry as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of the Project and (b) are otherwise in compliance in all material respects with applicable Law and Required Approvals.  Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency.

“Public Lender” means Lenders that do not wish to receive Non-Public Information with respect to Pledgor, the Borrower or their respective Equity Interests.

“QFC Credit Support” has the meaning set forth in Section 10.27.

“Qualified Operator” means (a) the Sponsor or an Affiliate of the Sponsor or (b) any other Person that has (or has an Affiliate that has) substantial experience within the last three (3) years as an operator of a Comparable Project (which shall be deemed to include, for the avoidance of doubt, those operators listed on Schedule IB).

“Qualified Owner” means [*****].

“Qualified Stall” means each Charging Stall that satisfies the Qualifying Criteria.

“Qualifying Criteria” shall include the criteria set forth in Schedule 1C.

“Qualifying Date” means [*****].

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Quarterly Report” has the meaning set forth in Section 6.02(e).

“Rate Hedging Agreement” means any Swap Contract entered into by the Borrower not for speculative purposes in order to effectively cap, collar, floor or exchange, with respect to any interest-bearing liability or investment, as applicable, of the Borrower.

“REC” means all renewable energy credits, offsets, or other benefits (other than any Tax Credit available to the Borrower) allocated, assigned or otherwise awarded or certified to Borrower by any Governmental Authority, program administrator or other certification board or other Person generally recognized in the as electric vehicle charging station manufacturing and operation industry in connection with the Project, including all such credits, offsets, or other benefits allocated, assigned or otherwise awarded or certified to Borrower.

“Recipient” means (a) the Administrative Agent or (b) any Lender.

“Refinance” means, in respect of any Indebtedness, (a) such Indebtedness (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid and (b) any other Indebtedness issued in exchange or replacement for or to refinance such Indebtedness (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Loan Documents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” has the meaning set forth in Section 2.15(a).

“Refinancing Amendment” has the meaning set forth in Section 2.15(f).

“Refinancing Commitments” has the meaning set forth in Section 2.15(a).

“Refinancing Facility Closing Date” has the meaning set forth in Section 2.15(d).

“Refinancing Lender” has the meaning set forth in Section 2.15(c).

“Refinancing Loan” has the meaning set forth in Section 2.15(b).

“Refinancing Loan Request” has the meaning set forth in Section 2.15(a).

“Refinancing Notes” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness”.

“Reimbursable Capex” means, in respect of any Borrowing, costs that have been incurred or are expected to be incurred in connection with the financing, acquisition, permitting, development, construction, labor, procurement, testing, and startup of Qualified Stalls that are contributed to the Borrower, including:

(a)	[*****]

“Register” has the meaning set forth in Section 10.07(c).

“Regulation T” means Regulation T of the FRB, as in effect from time to time.

“Regulation U” means Regulation U of the FRB, as in effect from time to time.

“Related Parties” means as to any Person, such Person’s partners, members, directors, officers, employees, Affiliates and agents of such Person.

“Relevant Governmental Body” means with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Relevant Transaction” has the meaning set forth in Section 2.06(b)(ii).

“Reorganization Plan” has the meaning set forth in Section 10.07(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Reporting Deliverable” has the meaning set forth in Section 1.02(f).

“Required Approvals” has the meaning set forth in Section 5.19.

“Required Insurance” has the meaning set forth in Section 6.06(a).

“Required Lenders” means the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding and unused Commitments, as the case may be; provided that the Loans of any Affiliate Lender and Defaulting Lender shall be disregarded, except as otherwise set forth in Section 3.07 and Section 10.01, respectively; and provided, further, that the Loans of any Affiliated Debt Fund shall be disregarded to the extent required in accordance with Section 10.01.

“Required Support Amount” means [*****].

“Required Tranche Lenders” means, with respect to any Tranche of Lenders, the holders of more than 50% of the aggregate unpaid principal amount of the Loans of such Tranche then outstanding and unused Commitments in respect of such Tranche, as the case may be; provided that the Loans of any Affiliate Lender and Defaulting Lender shall be disregarded, except as otherwise set forth in Section 3.07 and Section 10.01, respectively; and provided, further, that the Loans of any Affiliated Debt Fund shall be disregarded to the extent required in accordance with Section 10.01.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, managing director, chief financial officer, treasurer or assistant treasurer or other similar officer of the Borrower or the Pledgor, as applicable, and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 4.01), any secretary or assistant secretary.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or the Pledgor, as applicable, shall be presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or the Pledgor, as applicable, and such Responsible Officer shall be presumed to have acted on behalf of the Borrower or the Pledgor, as applicable.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof); provided that the following shall not be considered Restricted Payments: [*****].

“Retained Cash” means the Excess Cash Flow for any given fiscal quarter of the Borrower after giving effect to the transfers specified in priorities First through Tenth of Section 6.16(a)(ii).

“Revenue Account” means a Dollar-denominated securities or deposit account of the Borrower established with the Account Bank and designated as the “Revenue Account” in writing by the Borrower to the Administrative Agent and the Collateral Agent (it being understood, for avoidance of doubt, that any such account established pursuant to the foregoing, while serving as the Revenue Account, shall be subject to a Control Agreement).

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services, LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of comprehensive Sanctions broadly restricting or prohibiting dealings with such country, territory or government (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means, at any time, any person that is the subject or target of any Sanction, including (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or any member state thereof or His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person domiciled, organized, or ordinarily resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country, or (c) any Person 25% or more directly or indirectly owned by, or controlled by, any Person described in clauses (a) or (b) hereof.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) His Majesty’s Treasury of the United Kingdom and (e) any other relevant sanctions authority.

“Scheduled Termination Date” means the date that is the fifth anniversary of the initial Borrowing Date.

“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Secured Funding Proceeds” means [*****].

“Secured Parties” has the meaning set forth in the Intercreditor Agreement.

“Secured Rate Hedge” has the meaning assigned to such term in the Intercreditor Agreement.

“Secured Rate Hedge Provider” means (a) any Person who is a Lender, an Agent or an Arranger or an Affiliate of a Lender, an Agent or an Arranger (or who was a Lender, an Agent or an Arranger or an Affiliate of a Lender, an Agent or an Arranger) at the time of execution and delivery of the relevant Rate Hedging Agreement or (b) any Approved Counterparty.  For the avoidance of doubt, a Secured Rate Hedge Provider may continue to be a Secured Rate Hedge Provider regardless of whether it or its Affiliates ceases to be a Lender.

“Secured Rate Hedging Agreement” means any Rate Hedging Agreement entered into between the Borrower and a Secured Rate Hedge Provider.

“Single Employer Plan” means any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity could have liability that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” means, with respect to any Person, as of any date of determination, that on such date (a) the sum of the liabilities, subordinated, contingent or otherwise, of such Person and its Subsidiaries, on a consolidated basis, as such liabilities become absolute and matured, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, on a consolidated basis, (b) the fair value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of debts and liabilities, subordinated, contingent or otherwise, of such Person, on a consolidated basis, as such liabilities become absolute and mature, (c) the capital of such Person, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof, and (d) such Person, on a consolidated basis, has not incurred and does not intend to incur, or believe that they will incur, debts including current obligations, whether subordinated, contingent or otherwise, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

“Special Proceeds Account” means a Dollar-denominated securities or deposit account of the Borrower established with the Account Bank and designated as the “Special Proceeds Account” in writing by the Borrower to the Administrative Agent and the Collateral Agent (it being understood, for avoidance of doubt, that any such account established pursuant to the foregoing, while serving as the Special Proceeds Account, shall be subject to a Control Agreement).

“Sponsor” means EVgo Services LLC, a Delaware limited liability company.

“Sponsor Model” means the Sponsor’s financial model delivered to the Administrative Agent on July 21, 2025.

“Standard Technical Design Methodology” means the general design and layout principles established by Sponsor for Charging Station design and layout, consistently applied, as may be modified from time to time by Sponsor.

“Subordinated Reimbursements” has the meaning given to such term in the Intercompany Services Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (including a trust, whether formed by declaration, indenture or otherwise) of which at least 50% of the shares of securities or other interests having ordinary voting power for the election or appointment of directors, trustees or other fiduciaries or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supported QFC” has the meaning set forth in Section 10.27.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other derivative transaction or option involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all Commodity Hedge and Power Sales Agreements.

“Swap Termination Value” means, in respect of any Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and termination or unwind value(s) determined in accordance therewith, such termination or unwind value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Target Debt Balance” means, as of each Quarterly Payment Date, an amount equal to the corresponding Dollar amount set forth in Schedule 2.06(b) for such Quarterly Payment Date, as such Schedule 2.06(b) may be adjusted on the last day of the Availability Period in accordance with Section 2.03(b).

“Tax Credit” means the alternative fuel vehicle refueling property tax credit provided under Section 30C of the Code and the U.S. Department of Treasury regulations promulgated thereunder (or any successor provision of law or similar provision following a change in law).

“Tax Sharing Agreement” means the tax sharing agreement dated as of the date hereof, by and between the EVgo OpCo, LLC and the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties (including stamp duties), assessments, deductions, withholdings or other similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all liabilities (including fines, interest, penalties or additions to tax) related thereto.

“Term Facility” has the meaning set forth in the definition of “Facility”.

“Term Percentage” means, as to any Lender and any Tranche at any time, the percentage which such Lender’s aggregate Commitments and Loans then constitutes of the aggregate Commitments and Loans in such Tranche (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of all Loans then outstanding).

“Term SOFR” means:

(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “ABR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Tranche” means the collective reference to Term SOFR Loans where the then-current Interest Periods with respect to all of which begin on the same date and end on the same date (whether or not such Loans shall originally have been made on the same day).

“Termination Payment” has the meaning assigned to such term in the Intercreditor Agreement.
“Tranche” means (a) when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Commitment, a Tranche B Commitment or any commitment under any additional tranche of Loans created in accordance with Section 2.14, (b) when used in reference to any Lender, refers to whether such Lender is a Tranche A Lender, a Tranche B Lender or a Lender under any additional tranche of Loans created in accordance with Section 2.14 or (c) when used in reference to a Loan, refers to whether such Loan is a Tranche A Loan, a Tranche B Loan or any New Loan disbursed under any additional tranche created in accordance with Section 2.14.
“Tranche A Commitment” means, with respect to each Tranche A Lender, the obligation of such Lender to make Tranche A Loans to the Borrower on the initial Borrowing Date pursuant to Section 2.01(a).  The initial Dollar amount of each Tranche A Lender’s Tranche A Commitment is set forth opposite such Lender’s name on Schedule 2.01, in the Assignment and Assumption pursuant to which such Tranche A Lender shall have assumed its Tranche A

Commitment or in the amendment to this Agreement effectuating a Commitment Increase, as applicable.  The original aggregate amount of the Tranche A Commitments is [*****].
“Tranche A Lender” means each Lender with a Tranche A Commitment or outstanding Tranche A Loans.
“Tranche A Loan” means Loans disbursed by a Tranche A Lender in accordance with Section 2.01(a).
“Tranche B Commitment” means, with respect to each Tranche B Lender, the obligation of such Lender to make Tranche B Loans to the Borrower during the Availability Period pursuant to Section 2.01(a).  The initial Dollar amount of each Tranche B Lender’s Tranche B Commitment is set forth opposite such Lender’s name on Schedule 2.01, in the Assignment and Assumption pursuant to which such Tranche B Lender shall have assumed its Tranche B Commitment or in the amendment to this Agreement effectuating a Commitment Increase, as applicable.  The original aggregate amount of the Tranche B Commitments is [*****].
“Tranche B Lender” means each Lender with a Tranche B Commitment or outstanding Tranche B Loans.
“Tranche B Loan” means Loans disbursed by a Tranche B Lender in accordance with Section 2.01(a).
“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Sponsor, Pledgor or any other direct or indirect parent of the Borrower in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding of the Loans on the initial Borrowing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date and (b) the payment of Transaction Expenses in connection with the foregoing.

“Type” means, with respect to a Loan, its character as an ABR Loan or Term SOFR Loan.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning set forth in Section 10.15(c).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(B)(3).

“U.S. Tax Law Change” means, as applied in respect of any Lender or Agent, as the case may be, the occurrence after the date it first became a party to this Agreement (including, for the avoidance of doubt, by means of assignment) of the enactment of any applicable United

States federal tax Law or promulgation of any United States Treasury regulation or the entry into force, revocation or change or modification of any income tax convention to which the United States is a party, or change in the administrative application or administrative or judicial interpretation of any of the foregoing (excluding, for the avoidance of doubt, FATCA).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underwriting Criteria” means the Sponsor’s standardized economic thresholds and underwriting methodology, consistently applied, as may be modified from time to time by Sponsor.

“Undisclosed Administration” means, in relation to a Lender, or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator, under or based on the Laws in the country where such Lender, or such parent company, is subject to home jurisdiction, if applicable Law requires that such appointment not be disclosed.

“Uniform Commercial Code” or “UCC” has the meaning set forth in the Intercreditor Agreement.

“United States” and “U.S.” mean the United States of America.

“Uptime Percentage” means [*****].

“Uptime Stall” means [*****].

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means the Borrower or the Administrative Agent

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)The term “including” is by way of example and not limitation.
(iv)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(v)The use of the term “or” is not intended to be exclusive.
(vi)Any reference herein to any Person in any capacity includes a reference to its successors and permitted assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition,

Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.
(f)Notwithstanding anything herein to the contrary, any Default or Event of Default that occurs and is continuing solely as a result of a failure of Borrower to provide to the Administrative Agent, the Collateral Agent, an Account Bank or a Lender a notice, a report, a budget, a certificate, financial statements or a similar written deliverable (collectively a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the Administrative Agent, the Collateral Agent, such Account Bank or such Lender, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed.
(g)For all purposes under the Loan Documents, in connection with any division or plan of division by Borrower under Section 18-217 of Title 6 of the Delaware Code (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of Borrower or any Subsidiary of the Borrower becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the Borrower or Subsidiary of the Borrower (as the case may be) to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.03.Accounting Terms.  (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.
(b)If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio, basket or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders through the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Administrative Agent not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) such ratio basket or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

Section 1.04.Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05.References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06.Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).
Section 1.07.Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided herein) or performance shall extend to the immediately succeeding Business Day.
Section 1.08.Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR or the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR or the Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, except in instances of the Administrative Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

Section 1.09.Tranches.  Loans and Commitments are made, treated, assigned and referred to in Tranches for certain limited purposes under this Agreement.  Except as otherwise expressly set forth in this Agreement, all Loans and Commitments shall be identical, without regard to Tranche, including (in the case of outstanding Loans) rights to payment of principal, interest, fees or other Obligations under this Agreement or other Loan Documents, rights to exercise remedies, rights to share in Collateral securing the Loans and rights to give or withhold any approval, consent, authorization or vote required or permitted to be given by or on behalf of any Lender under this Agreement or any other Loan Document.
Article II

The Loan Commitments and Borrowings
Section 2.01.The Commitments.
(a)Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each such loan, a “Loan”) of the Tranche corresponding to its Commitments to the Borrower, (i) in respect of Tranche A Loans, on the initial Borrowing Date and (ii) in respect of Tranche B Loans, from time to time during the Availability Period, in each case in an aggregate principal amount not to exceed the amount of the Commitment of such Lender in respect of such Tranche.
(b)The Loans may from time to time be SOFR Loans or ABR Loans as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02 and Section 2.09.
Section 2.02.Procedure for Loan Borrowing.  The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 A.M., New York City time) (a) in the case of Borrowing of SOFR Loans, three (3) Business Days prior to the requested Borrowing Date or (b) in the case of a Borrowing of ABR Loans, on the Business Day of the requested Borrowing Date, requesting that the Lenders make the Loans on the date specified in the Borrowing Notice and specifying the amount to be borrowed for the account of the Borrower in respect of each Tranche of Loans [*****].  Upon receipt of any such Borrowing Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  Not later than 12:00 Noon, New York City time, on the date of such Borrowing, each Lender shall make available to the Administrative Agent (by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) an amount in immediately available funds equal to the Loan to be made by such Lender.  The Administrative Agent shall credit each account as designated by the Borrower pursuant to the applicable Borrowing Notice with the aggregate of the amounts made available to the Administrative Agent by the applicable Lenders in immediately available funds.  The respective obligations of each Lender under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.
Section 2.03.Repayment of Loans.
(a)Repayment of Loans. Each of the Loans of each Lender shall amortize in consecutive quarterly installments on each Quarterly Payment Date to occur after the initial

Borrowing Date, in each case as set forth in Schedule 2.03 for such Quarterly Payment Date multiplied by such Lender’s Term Percentage; provided that the final principal installment shall be repaid on the Scheduled Termination Date and in an amount equal to the aggregate principal amount of the Loans outstanding on such date.  Payments of Loans pursuant to this Section 2.03(a) shall be applied pro rata to scheduled principal payments of Tranche A Loans and Tranche B Loans.  For the avoidance of doubt, the application of any mandatory prepayments to such scheduled amortization installments of Loans is governed by Section 2.06(b)(iv).
(b)Target Debt Balance.  The Borrower shall deliver an updated Schedule 2.06(b) on the last day of the Availability Period, which shall (i) reflect Dollar amounts adjusted downward on a pro rata basis for each Quarterly Payment Date to the extent that the aggregate amount of the Loans made as of such date is less than the aggregate amount of the Commitments as of the date hereof and (ii) automatically amend and restate Schedule 2.06(b) in its entirety without any further action or consent by any party to this Agreement.
Section 2.04.Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee for the period from and including the Closing Date to the last day of the Availability Period, computed at the Commitment Fee Rate on the daily amount of the outstanding Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first Interest Payment Date that coincides with a Fee Payment Date occurring at least one full calendar quarter after the Closing Date.
(b)The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.
Section 2.05.Termination or Reduction of Commitments.
(a)Termination of Commitments.  The Commitments shall automatically and permanently terminate at 11:59 pm (New York City time) on the date that is the earlier of (x) [*****], if the initial Borrowing has not occurred by such date and (y) the last day of the Availability Period.
(b)Optional Termination or Reduction of Commitments.  The Borrower has the right after the Closing Date, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate or reduce the Commitments, in whole or in part.  Any such reduction shall be in an amount equal to [*****], or a whole multiple of [*****] in excess thereof (or an amount equal to the aggregate Commitments).
Section 2.06.Prepayments.
(a)Optional.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, (i) in the case of SOFR Loans, three (3) Business Days prior thereto and (ii) in the case of ABR Loans, one (1) Business

Day prior thereto which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Term SOFR Loans or ABR Loans and (z) the Facility as to which such prepayment is to be applied; provided that if a Term SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.04 on the date of prepayment.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender under the applicable Facility thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued and unpaid interest to such date on the amount prepaid and any amounts payable pursuant to Section 3.04, if any.  Partial prepayments of Loans prepaid under this clause (a) shall be in an aggregate principal amount of [*****] or a whole multiple of [*****] in excess thereof (or, in the event of a prepayment in full of the Loans, an amount equal to the outstanding principal amount of such Loans being prepaid).  Each prepayment made pursuant to this Section 2.06(a) shall be applied as directed by the Borrower to repay the Loans outstanding. Notwithstanding anything to the contrary contained in this Agreement and subject to payment of any amounts owed pursuant to Section 3.04, the Borrower may rescind any notice of prepayment under Section 2.06(a) if such prepayment would have resulted from a sale of all or substantially all of the Borrower’s assets or the Equity Interests of the Borrower or a refinancing of all or a part of the Term Facility, which sale or refinancing shall not be consummated or shall otherwise be delayed.
(b)Mandatory.
(i)Within [*****] (each, an “Excess Cash Flow Sweep Date”), the Borrower shall:
(A)first, prepay the outstanding principal amount of the Loans outstanding on such Excess Cash Flow Sweep Date with Excess Cash Flow in an amount equal to the lesser of (1) the amount necessary to cause the outstanding principal amount of the Loans to equal the Target Debt Balance as of the most recent Quarterly Payment Date and (2) [*****] of the amount of Excess Cash Flow (any Excess Cash Flow remaining as of such Excess Cash Flow Sweep Date after giving effect to the prepayments in this clause (A) is referred to as “Remaining Excess Cash Flow”); and
(B)second, prepay the outstanding principal amount of the Loans with Remaining Excess Cash Flow in an amount equal to [*****] of Remaining Excess Cash Flow as of such Excess Cash Flow Sweep Date;

provided that, any voluntary prepayments of Loans made by the Borrower pursuant to Section 2.06(a) prior to the end of any fiscal quarter with the internally generated cash received by the Borrower from sources (other than a refinancing of the Loans) that are applied in the same order as mandatory prepayments of Excess Cash Flow pursuant to this Section 2.06(b)(i) shall be credited against the Borrower’s prepayment obligations under this clause (i) on a dollar-for-dollar basis.

(ii)If the Borrower (or the Pledgor on behalf of the Borrower) consummates an Asset Sale or any Major Casualty Event occurs (any such transaction or series of related transactions resulting in Net Cash Proceeds being a “Relevant

Transaction”), the Borrower shall (1) give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds (if any) and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.06(b)(ii)(A), prepay an aggregate principal amount of Loans in an amount equal to all Net Cash Proceeds received from such Relevant Transaction within five (5) Business Days of receipt thereof by the Borrower.
(A)With respect to any Net Cash Proceeds received with respect to any Major Casualty Event, at the option of the Borrower, the Borrower may reinvest (or commit to reinvest) all or any portion of such Net Cash Proceeds in assets useful in the business of the Borrower within [*****]following receipt of such Net Cash Proceeds (or, if the Borrower is diligently proceeding with reinvestment within and after such [*****]following receipt of such Net Cash Proceeds, then within [*****]following receipt of such Net Cash Proceeds); provided, however, that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such [*****] or [*****], as applicable), an amount equal to any such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.06.
(iii)Upon the incurrence or issuance by the Borrower of the net proceeds of any Indebtedness not permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower.
(iv)Each prepayment of Loans pursuant to this Section 2.06 shall be applied ratably among each Class of Loans then outstanding to the principal repayment installments of such Class of Loans (x) in the case of Section 2.06(a), [*****]and (y) in the case of Section 2.06(b), [*****]; provided that the Borrower may use a portion of any proceeds required pursuant to Section 2.06(b)(ii) to prepay the Loans to prepay or repurchase any other Indebtedness that is secured by all or a part of the Collateral on an equal and ratable basis with the Obligations to the extent such Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with such proceeds, in each case in an amount not to exceed the product of (I) such proceeds and (II) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Loans and such other Indebtedness. Each prepayment of Loans pursuant to Section 2.06(b) shall be applied on a pro rata basis to the then outstanding ABR Loans and SOFR Loans under the applicable Facility; provided that, with respect to such mandatory prepayment, the amount thereof shall be applied first to ABR Loans under the applicable Facility to the full extent thereof before application to SOFR Loans.

All prepayments under this Section 2.06 shall be made (A) together with any accrued and unpaid interest to such date on the amount prepaid, (B) in the case of any such prepayment of a Term SOFR Loan on a date other than the last day of an Interest Period therefor together with any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.04 and (C) otherwise without premium or penalty.

(c)Target Debt Balance. Schedule 2.06(b) shall be automatically adjusted proportionately to account for any mandatory prepayment made in accordance with Section 2.06(b), other than with respect to any mandatory prepayment made pursuant to Section 2.06(b)(i).
Section 2.07.Conversion and Continuation Options.
(a)The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Term SOFR Loans to ABR Loans may only be made on the last day of an Interest Period with respect thereto, unless the Borrower pays any amounts owing pursuant to Section 3.04 on the conversion date.  The Borrower may elect from time to time to (i) convert ABR Loans to Term SOFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify, with respect to such Term SOFR Loans, the length of the initial Interest Period therefor) or (ii) a SOFR Loan of one Type into a SOFR Loan of another Type by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify, with respect to such Term SOFR Loans, the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)Any Term SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loan; provided that no Term SOFR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders in respect of such Facility have determined in its or their sole discretion, subject to Section 10.01, not to permit such continuations; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph, then, unless such Term SOFR Loan is repaid as provided herein, the Borrower shall be deemed to have selected that such Term SOFR Loan shall automatically be continued as a Term SOFR Loan with an Interest Period of one month at the end of such Interest Period or if such continuation is not permitted pursuant to the preceding proviso such Term SOFR Loans shall be automatically converted to ABR Loans, as applicable, on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(c)If any Lender determines in good faith that compliance by such Lender with any law, treaty, governmental rule, regulation, guideline or order applicable to such Lender has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such

Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR then, upon written notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make Term SOFR Loans and any right of the Borrower to continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notices, if necessary to avoid such illegality, (i) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), and on the last day of the Interest Period therefor in the case of Term SOFR Loans, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans to such day, and (ii) the Administrative Agent shall during the period of such suspension compute the ABR without reference to clause (c) of the definition of “ABR,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, as applicable.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04.  Notwithstanding the foregoing, to the extent a determination by such Lender as described above relates to a Term SOFR Loan then being requested by the Borrower pursuant to Section 2.02,  or 2.07(a), the Borrower shall have the option to rescind such request as to all Lenders by giving notice to the Administrative Agent of such rescission on the date on which such Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).
Section 2.08.Limitation on Term SOFR Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Term SOFR Loans comprising each Term SOFR Tranche shall be equal to (a) [*****] or a whole multiple of [*****] in excess thereof or (b) the maximum amount permitted to be drawn on such Borrowing Date pursuant to Section 5.21, other than any conversions or continuations in the full principal amount of an applicable Loan.
Section 2.09.Interest.
(a)Each Term SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such Interest Period plus the Applicable Rate.
(b)Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Rate.

(c)(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2% and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the highest rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(d)Interest shall be payable in arrears on each Interest Payment Date and as otherwise provided herein; provided that interest accruing pursuant to clause (c) shall be payable from time to time on demand.
Section 2.10.Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a three-hundred and sixty (360)-day year for the actual days elapsed, except that with respect to ABR Loans (the rate of interest on which is calculated on the basis of the rate set forth in clause (a) of the definition of “ABR”), the interest thereon shall be calculated on the basis of a three-hundred and sixty five (365)- (or three-hundred and sixty six (366)-, as the case may be) day year for the actual days elapsed (including the first day but excluding the last day).  All interest hereunder on any Loan shall be based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR.  Any change in the interest rate on a Loan resulting from a change in the ABR or Term SOFR shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.09(a).
(c)In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

Section 2.11.Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Loan Note, in substantially the form of Exhibit B hereto, respectively, payable to such Lender or its registered assigns in a principal amount equal to its Loans, respectively, of such Lender.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
(b)The Register maintained by the Administrative Agent pursuant to Section 10.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
(c)Entries made in good faith by the Administrative Agent in the Register pursuant to clause  (b) above, and by each Lender in its account or accounts pursuant to clause  (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
Section 2.12.Payments Generally; Presumptions by Administrative Agent.
(a)General.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent), and in immediately available funds. All payments with respect to the Loans, on account of principal, interest and fees, shall be made by the Borrower in Dollars. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.07.  If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(b)(i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon (without duplication of any interest paid by the Borrower on the Loans) at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by the Borrower.  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

Section 2.13.Sharing of Payments.
(a)Each borrowing by the Borrower from the Lenders hereunder, subject to Section 3.03, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages of the Lenders under the applicable Facility or Tranche (as applicable) which is the subject of such borrowing, payment or reduction.
(b)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata across each Tranche and according to the respective outstanding principal amounts of the Loans then held by the Lenders in such Tranches.  The amount of each principal prepayment of the Loans shall be applied in accordance with Section 2.06.  Amounts repaid or prepaid on account of the Loans may not be re-borrowed.
Section 2.14.Incremental Facility
(a)The Borrower may by written notice to the Administrative Agent elect to request, until (i) with respect to any Incremental Facility, the last day of the Availability Period and (ii) with respect to any Commitment Increase, the last Business Day of the first full fiscal quarter occurring after the Closing Date, (x) new commitments in respect of a term facility (any such new commitments, the “New Commitments”, any such new term loans, the “New Loans” and any such new term loan facility, the “Incremental Facility”) or (y) an increase in the Commitments of any Tranche under the Term Facility (each, a “Commitment Increase”).  Each such notice shall specify (A) the date (each, an “Incremental Facility Date”) on which the Borrower proposes that the New Commitments or Commitment Increase (as applicable) shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Lender”) to whom the Borrower proposes any portion of such New Commitments or Commitment Increase (as applicable) be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Commitments or Commitment Increase (as applicable) in its sole discretion and any Lender approached to provide all or a portion of the New Commitments or Commitment Increase (as applicable) may elect or decline, in its sole discretion, to provide a New Commitment or Commitment Increase.  Such New Commitments or Commitment Increase (as applicable) shall become effective as of such Incremental Facility Date; provided that (i) the initial Borrowing Date shall have occurred or shall occur concurrently with such Incremental Facility Date (with each of the conditions precedent set forth in Section 4.02 having been satisfied or waived (in accordance with Section 10.01), (ii) the amount of any requested Incremental Facility or Commitment Increase (as applicable) shall (A) not cause the sum of (1) the amount of the New Commitments or Commitment Increase (as applicable), plus (2) the aggregate amount of Commitments then in effect (if any) plus (3) the aggregate then unpaid principal amount of all Loans (if any) to exceed $300,000,000, (B) not be less than [*****] and (C) be a whole multiple of [*****], (iii) the amount of any requested Commitment Increase shall (A) not exceed the amount that would cause the aggregate amount of Commitments (as of the applicable Incremental

Facility Date) to be greater than $250,000,000, (B) not be less than [*****] and (C) be a whole multiple of [*****], (iv) any New Commitments or Commitment Increase shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, any New Lender and the Administrative Agent, each of which shall be recorded in the Register and each New Lender shall be subject to the requirements set forth in Section 10.15, (v) any New Commitments shall have a final maturity date equal to or later than the Scheduled Termination Date in respect of the Term Facility, (vi) any New Commitments shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term Facility, (vii) the projected average Debt Service Coverage Ratio through the Scheduled Termination Date after giving effect to any Incremental Facility shall not be less than such ratio as set forth in the Sponsor Model, (viii) other than as expressly permitted pursuant to this Section 2.14, if the Borrower determines to increase the interest rate or fees payable in respect of any such New Commitments, such increase shall be permitted if the interest rate or fees payable in respect of the Term Facility shall be increased to equal such interest rate or fees payable in respect of such New Commitments; provided further that the Borrower at its election may pay upfront or closing fees with respect to any New Commitments without paying such fees with respect to the Term Facility, so long as, notwithstanding such fees, the New Commitments and the Term Facility shall be fungible for the United States federal income tax purposes, (ix) any New Commitments and Commitment Increase shall rank pari passu in right of payment and security with the Obligations under Loans that are secured on a first lien basis, and (x) the Borrower shall deliver or cause to be delivered to the Administrative Agent any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
(b)On any Incremental Facility Date, subject to the satisfaction of the foregoing terms and conditions, each New Lender shall become a Lender with respect to the New Commitment or Commitment Increase (as applicable) and all matters relating thereto.
(c)The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Incremental Facility Date and in respect thereof any New Commitments, Commitment Increase and New Lender.
(d)Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provisions of this Section 2.14.
(e)The use of proceeds of any New Commitments will be as agreed by the Borrower and the lenders holding such New Commitments.
(f)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any incurrence or increase, as the case may be, pursuant to this Section 2.14, (i) the outstanding Loans under the Term Facility following any Commitment Increase are held by the New Lenders and existing Lenders, as applicable in accordance with their new applicable pro rata share, including, effecting any payments between Lenders in connection with such allocation and (ii) the outstanding Incremental Facility (if any) are held by the New Lenders and existing Lenders, as applicable in accordance with their new applicable pro rata share.

(g)Notwithstanding anything to the contrary in this Section 2.14, each of the following conditions shall be satisfied immediately before and after giving effect to any Incremental Facility or Commitment Increase:
(i)no Event of Default has occurred and is continuing or would occur after giving effect to the proposed Incremental Facility; and
(ii)the representations and warranties in Article V shall be true and correct in all material respects.
Section 2.15.Refinancing Amendments.
(a)The Borrower may at any time or from time to time after the initial Borrowing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request a new Class of term loans (any such new Class, “Refinancing Commitments”)  established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders.
(b)On any Refinancing Facility Closing Date on which any Refinancing Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Lender of such Class shall make a Loan to the Borrower (a “Refinancing Loan”) in an amount equal to its Refinancing Commitment of such Class and (ii) each Refinancing Lender of such Class shall become a Lender hereunder with respect to the Refinancing Commitment of such Class and the Refinancing Loans of such Class made pursuant thereto.
(c)Each Refinancing Loan Request from the Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Refinancing Loans.  Refinancing Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a  “Refinancing Lender”); provided that with respect to Refinancing Commitments, any Affiliate Lender providing a Refinancing Commitment shall be subject to the same restrictions set forth in Section 10.07(k) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliate Lender of Loans.
(d)The effectiveness of any Refinancing Amendment (as defined below), and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:
(i)after giving effect to such Refinancing Commitments, the conditions of Section 4.02(d) and (h) shall be satisfied (it being understood that all references to “such date” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Refinancing Amendment);

(ii)each Refinancing Commitment shall be in an aggregate principal amount that is not less than [*****] and shall be in an increment of [*****] (provided that such amount may be less than [*****] and not in an increment of [*****] if such amount is equal to the entire outstanding principal amount of Refinanced Debt); and
(iii)to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates (including solvency certificates) consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Lenders are provided with the benefit of the applicable Loan Documents.
(e)The terms, provisions and documentation of the Refinancing Loans and Refinancing Commitments of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Loans, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (i) through (viii) below, as applicable, and otherwise (x) if more favorable to the existing Lenders under the applicable Class of Loans, conformed (or added) in the Loan Documents pursuant to the related Refinancing Amendment, in the case of any Class of Refinancing Loans and Refinancing Commitments, for the benefit of the Lenders, (y) applicable only to periods after the latest maturity date of any Incremental Facility (or if there is no Incremental Facility then outstanding, the Scheduled Termination Date) or (z) reasonably satisfactory to the Administrative Agent.  In any event, the Refinancing Loans:
(i)as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Scheduled Termination Date of the Refinanced Debt;
(ii)as of the Refinancing Facility Closing Date, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt;
(iii)shall have an Applicable Rate and SOFR or ABR floor (if any), and subject to clauses (e)(i)(A) and (e)(i)(B) above, amortization determined by the Borrower and the applicable Refinancing Lenders;
(iv)shall have fees or other amounts as determined by the Borrower and the applicable Refinancing Lenders or arranger(s);
(v)(I) may participate on a pro rata basis or less than pro rata basis in any voluntary prepayments of Loans hereunder and (II) (x) in the case of Refinancing Loans that rank junior in right of payment or junior in right of security, in each case, with the Obligations under Loans that are senior in right of payment or secured on a first lien basis, shall participate on a less than pro rata basis in any mandatory prepayments of Loans hereunder and (y) in the case of Refinancing Loans that rank pari passu in right of payment and security with the Obligations under Loans that are secured on a first lien basis, may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis in any mandatory prepayments of such Loans hereunder);
(vi)shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued but unpaid interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with the refinancing;
(vii)shall not be guaranteed by any Person that is not Pledgor; and
(viii)(1) shall have the same or more junior rank in right of payment with respect to the other Obligations as the applicable Refinanced Debt and (2) shall be secured solely by the Collateral and shall have the same or more junior rank in right of security with respect to the other Obligations as the applicable Refinanced Debt (and, to the extent subordinated in right of payment or security with respect to the other Obligations, subject to a subordination agreement in form and substance reasonably satisfactorily to the Administrative Agent and/or the Intercreditor Agreement, as applicable (or, alternatively, terms in the Refinancing Amendment substantially similar to those in such applicable agreement, as agreed by the Borrower and Administrative Agent) or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent).
(f)Commitments in respect of Refinancing Loans shall become additional Commitments pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent.  The Refinancing Amendment may, without the consent of the Borrower or any Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security or payment or to address technical issues relating to funding and payments.  The Borrower will use the proceeds of the Refinancing Loans to extend, renew, replace, repurchase, retire or refinance, substantially concurrently, the applicable Refinanced Debt.
Section 2.16.Effect of Benchmark Transition Event.
(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(a) will occur prior to the applicable Benchmark Transition Start Date. No Swap Contract shall be deemed to be a “Loan Document” for the purposes of this Section 2.16.
(b)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.
(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending request for a borrowing of the affected SOFR Loans, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then current Benchmark is not an Available Tenor, the component of ABR based upon the then current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Article III

Taxes, Increased Costs Protection
Section 3.01.Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes (including Other Taxes); provided that if by law any Indemnified Taxes or Other Taxes are required to be deducted or withheld by a Withholding Agent from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to Indemnified Taxes and Other Taxes payable by the Borrower under this Section) any Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes or Other Taxes been made, (ii) the Withholding Agent shall make such deductions or withholdings and (iii) the Withholding Agent shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.
(b)In addition, the Borrower shall pay or cause to be paid any Other Taxes payable on account of any obligation of the Borrower and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable Law.
(c)The Borrower shall indemnify or cause to be indemnified each Recipient, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes and Other Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error of any such Lender or the Administrative Agent.
(d)As soon as practicable after any payment of Indemnified Taxes and Other Taxes by the Borrower and in any event within thirty (30) days of such payment being due by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)	executed copies of IRS Form W-8ECI;
(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)each Administrative Agent that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower two (2) properly completed and duly signed original copies of IRS Form W-9 with respect to fees received on its own behalf, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Each Administrative Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower two (2) properly completed and duly signed original copies of IRS Form W-8ECI with respect to fees received on its own behalf and two (2) properly completed and duly signed original copies of IRS Form W-8IMY, with the effect that the Borrower may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes in respect of or calculated with reference to Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Recipient, agrees to repay as soon as reasonably practicable (not to exceed thirty (30) days) the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  Any such Recipient, upon reasonable request by the Borrower, shall provide the Borrower with a copy of any notice of assessment (or similar documentation) from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund.

Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01 shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes which it deems confidential or burdensome to disclose) to the Borrower or any other Person.
(g)Each Lender shall severally indemnify (i) the Administrative Agent, within ten (10) days after demand therefor, for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) the Administrative Agent and the Borrower, within ten (10) days after demand therefor, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(c) relating to the maintenance of a Register and (iii) the Administrative Agent and the Borrower, within ten (10) days after demand therefor, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent (or, in the case of clauses (ii) and (iii), the Borrower) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent (or, in the case of the preceding clauses (ii) and (iii), the Borrower) shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent and the Borrower, as applicable, to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Borrower to or on behalf of the Lender from any other source against any amount due to the Administrative Agent or the Borrower, as applicable, under this paragraph (g).
(h)For purposes of this Section, the term “applicable Law” includes FATCA.
(i)Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.02.Inability to Determine Interest Rates; Illegality.  Subject to Section 2.16, if, as of on or prior to the first day of any Interest Period for any Term SOFR Loan:
(a)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Reference Rate cannot be determined pursuant to the definition thereof; or
(b)the Required Lenders in respect of the relevant Facility determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed

SOFR Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended to the extent of the affected SOFR Loans or affected Interest Periods until the Administrative Agent (with respect to clause (b), at the instruction of the applicable Required Lenders) revokes such notice and (ii) if such determination affects the calculation of the ABR, the Administrative Agent shall during the period of such suspension compute the ABR without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such notice. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Interest Periods thereof) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (y) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans, which, in the case of Term SOFR Loans, shall occur at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.04.

Section 3.03.Yield Protection.
(a)If any Change in Law shall:
(i)impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender;
(ii)subject any Lender to any Taxes (other than Indemnified Taxes, Excluded Taxes or Other Taxes, which are otherwise provided for in Section 3.01) on its Loans, Loan principal, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems in its reasonable discretion to be material, of making, converting into, continuing or maintaining any Loans or of maintaining its obligation to make any such Loan, or to reduce any amount receivable (whether of principal, interest or any other amount) by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Lender upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduction suffered.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. Notwithstanding anything to the contrary, no Lender shall demand payment of any additional amounts or other compensation pursuant to this Section 3.03 unless such Lender is generally charging such amounts to similarly situated borrower, as determined by the applicable Lender.

(b)If any Lender shall have determined in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any direct or indirect parent entity or company controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such direct or indirect parent entity’s or company’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such direct or indirect parent entity or company could have achieved but for such Change in Law (taking into consideration such Lender’s or such direct or indirect parent entity’s or company’s policies with respect to capital adequacy) by an amount deemed by such Lender in its reasonable discretion to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such direct or indirect parent entity or company for such reduction suffered.
(c)A certificate as to any additional amounts payable pursuant to this Section 3.03 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error  (it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any information to the extent prohibited by applicable Law). The obligations of the Borrower pursuant to this Section 3.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 3.04.Funding Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which shall include a certificate of such Lender setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower or the rescission of any notice of prepayment pursuant to Section 2.06(a); or

(c)any mandatory assignment of such Lender’s Term SOFR Loans or pursuant to Section 3.06 on a day other than the last day of the Interest Period for such Loans;

such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Term SOFR Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (B) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the market for overnight cash borrowing collateralized by United States government securities.  A certificate as to any amounts payable pursuant to this Section 3.04 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.05.Matters Applicable to All Requests for Compensation.
(a)A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error  (it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any information to the extent prohibited by applicable Law).
(b)With respect to any Lender’s claim for compensation under Section 3.01(c), 3.02 or 3.03, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and twenty (120) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and twenty (120)-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 3.06.Replacement of Lenders under Certain Circumstances.  The Borrower shall, at its sole cost and expense, be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.01 or 3.03, (b) is a Defaulting Lender, (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as, subject to Section 10.01, the consent of the Required Lenders has been obtained), (d) provides a notice to the Borrower that such Lender requests a conversion of SOFR Loans to ABR Loans pursuant to Section 2.07, or (e) objects to a prospective Qualified Owner (whether on the basis that such prospective Qualified Owner’s, direct or indirect, ownership of Equity Interests in the Borrower would violate the “know your customer” and anti-money laundering policies of such Lender or otherwise); provided that (i) in the case of clause (c), the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (ii) in the case of clause (a) or (d), prior to any such replacement, such Lender shall have taken no action under Section 3.08 that had the result of eliminating the continued need for payment of amounts owing pursuant to Section 3.01 or 3.03 or the conversion of SOFR Loans to ABR Loans pursuant to Section 2.07, (iii) the Borrower may require the replaced Lender to assign and delegate all of its interests, rights and obligations hereunder and under any other Loan Document to one or more Eligible Assignees that shall assume such obligations and the applicable Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) in the case of clauses (a) and (c), the Borrower shall be liable to such replaced Lender under Section 3.04 if any Term SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the applicable Eligible Assignee shall be reasonably satisfactory to the Administrative Agent (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.07 (provided that (x) the Borrower shall be obligated to pay the registration and processing fee referred to therein and (y) the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment may be recorded in the Register and the Notes shall be deemed to be canceled upon such failure), (vii) in the case of clause (a), until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.01 or 3.03, as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any Lender shall have against the replaced Lender, and (ix) in the case of clause (e), the prospective Qualified Owner shall be acceptable to the replacement Lender.

Section 3.07.Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted to the extent set forth in the definitions of “Required Lenders” and “Required Tranche Lenders”; provided that a Defaulting Lender shall retain its voting rights where payments of outstanding interest and principal are being reduced or waived, or where the applicable interest rate thereon is being reduced or waived.
(b)Subject to Section 3.07(e), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to any applicable Loans under this Agreement in form and substance satisfactory to the Administrative Agent; fourth, to the payment of any amounts owing to any Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans, in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.07(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.06(a) for any period payable in respect of any applicable Facility as to which such Lender is a Defaulting Lender during which that Lender is a Defaulting Lender in respect of such Facility (and the Borrower shall not be required to pay any such commitment fee pursuant to Section 2.06(a) that otherwise would have been required to have been paid to such Defaulting Lender in respect of such Facility).
(d)With respect to any fees payable pursuant to Section 2.06 not required to be paid to any Defaulting Lender pursuant to clause  (c) above, the Borrower shall (i) pay to each non-defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender and (ii) not be required to pay the remaining amount of any such fee.
(e)If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Loans to be held pro rata by the Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(f)If a consent, waiver or vote of all Lenders is required for any action under the Loan Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 3.07(a) or 10.01, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within twenty (20) days after the date of a written notice to the Defaulting Lender requesting such vote or consent.

Section 3.08.Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01 or 3.03 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section 3.08 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.01 or 3.03.
Article IV

Conditions Precedent
Section 4.01.Conditions to Closing Date.  The occurrence of the Closing Date is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions:
(a)The Administrative Agent shall have received all of the following, each of which shall be executed by a Responsible Officer of the Borrower, each dated as of the Closing Date:
(i)Executed counterparts of:
(A)this Agreement;
(B)the Pledge and Security Agreement, together with (1) certificates, if any, representing the Pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, (2)  customary UCC, tax and judgment lien searches in Delaware and California with respect to each of the Borrower and the Pledgor and (3) financing statements filed in Delaware with respect to each of the Borrower and the Pledgor under the Uniform Commercial Code in proper form for filing;
(C)the Intercreditor Agreement; and
(D)the Intercompany Services Agreement.
(ii)An executed certificate from the secretary or assistant secretary of the Borrower and the Pledgor, together with all applicable attachments, certifying as to the following:
(A) attached thereto is a copy of each Organization Document of each of the Borrower and the Pledgor executed and delivered by each party thereto and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto;

(B)set forth therein are the signature and incumbency of the officers or other authorized representatives of each of the Borrower and the Pledgor authorized to execute and sign the Loan Documents to which it is a party on the Closing Date;
(C)attached thereto are copies of resolutions of the board of directors (or similar governing body) of each of the Borrower and the Pledgor approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, as applicable, in each case, being in full force and effect without modification or amendment; and
(D)attached thereto is a good standing certificate from the applicable Governmental Authority of each of the Borrower and the Pledgor’s respective jurisdiction of incorporation, organization or formation and, if different from its jurisdiction of organization, the state in which such Person’s corporate headquarters is located if such Person is qualified to do business in such state, each dated a recent date prior to the Closing Date and certifying as to the good standing of each of the Borrower and Pledgor, as applicable (but only if the concept of good standing exists in the applicable jurisdiction).
(iii)The legal opinion of special New York counsel to the Borrower and Pledgor from Milbank LLP, covering customary New York and federal law matters for the Borrower and Pledgor, and customary corporate and perfection matters for the Borrower and Pledgor, and such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
(iv)A solvency certificate from the chief financial officer of the Borrower substantially in the form of Exhibit F.
(b)The Administrative Agent shall have received the Sponsor Model (it being agreed that the Sponsor’s financial model delivered to the Lenders on July 21, 2025 shall be deemed to satisfy the condition precedent to the Closing Date set forth in this Section 4.01(b)).
(c)Each of the representations and warranties made by the Borrower and Pledgor in the Loan Documents to which such Person is a party shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) on and as of such date; provided that, to the extent such representations and warranties expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date.
(d)The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date (or such later date as the Administrative Agent may reasonably agree), the documentation and other information so requested about Pledgor and the Borrower required by bank regulatory authorities under applicable “know your customer” provisions of AML Laws, including the PATRIOT Act, that has been requested by the Administrative Agent in writing at least ten (10) days prior to the Closing Date.  If the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the

Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) calendar days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three (3) Business Days prior to the Closing Date, the Beneficial Ownership Certification in relation to the Borrower.
(e)The Collateral Accounts shall have been established with the Account Bank.
(f)The Administrative Agent shall have received (i) a report from an independent engineer in a form and substance customary for financings of a type similar to the Facilities and (ii) a report from a market consultant in a form and substance customary for financing of a type similar to the Facilities.
Section 4.02.Conditions to each Borrowing Date.  The occurrence of the initial Borrowing Date and the obligation of each Lender to make the initial extension of credit requested to be made by it hereunder, and to make any subsequent Loan requested to be made by it hereunder on any date after the initial Borrowing Date, is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions:
(a)Solely with respect to the initial Borrowing Date, the Administrative Agent shall have received executed counterparts of the Notes, if any, each dated as of the initial Borrowing Date.
(b)Solely with respect to the initial Borrowing Date, the Administrative Agent shall have received the Pro Forma Balance Sheet.
(c)The Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.02.
(d)Each of the representations and warranties made by the Borrower and the Pledgor in the Loan Documents to which such Person is a party shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) on and as of such date; provided that, to the extent such representations and warranties expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date.
(e)The Debt Service Reserve Account shall have been funded (or amounts have been credited thereto substantially concurrently on the applicable Borrowing Date) in an amount equal to not less than the then-applicable Debt Service Reserve Requirement.
(f)Solely with respect to the initial Borrowing Date, the Administrative Agent and the Account Bank shall have received a flow of funds memorandum outlining the use of the Loans (which use shall be in compliance with Section 6.10), in form and substance satisfactory to the Administrative Agent.
(g)The Administrative Agent shall have received an executed certificate from a Responsible Officer of the Borrower, together with applicable attachments, certifying as to the following: (i) a list of the Qualified Stalls that have been contributed to the Borrower by Sponsor on or prior to such Borrowing Date (and, in respect of any Borrowing Date after the initial Borrowing Date, later than the most recent Borrowing Date), (ii) that each such Qualified Stall satisfies the Qualifying Criteria and (iii) the Reimbursable Capex applicable to such Borrowing; provided that the aggregate amount of any Borrowing shall not exceed 60% of the Reimbursable Capex applicable to such Borrowing.
(h)No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(i)All fees, costs and expenses (including legal fees and expenses) and other compensation required to be paid hereunder on the applicable Borrowing Date (including fees pursuant to the Fee Letter), shall have been paid to the extent due and, in the case of costs and expenses, invoiced as least three (3) Business Days prior to the applicable Borrowing Date (except as otherwise reasonably agreed by the Borrower).
(j)Solely with respect to the first Loan to be made after any DSCR Test Date, the Debt Service Coverage Ratio for the Measurement Period ending on such DSCR Test Date is no less than [*****].
Article V

Representations and Warranties

The Borrower hereby represents and warrants (as to itself and as to Pledgor (where specified)) that:

Section 5.01.Existence, Qualification and Power; Compliance with Laws.  The Borrower (a) is a Person duly organized, formed or continued, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation, formation, organization or continuance, (b) has all requisite power and authority to own or lease its assets and carry on its business and execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) other than as disclosed in Schedule 5.01(d), is in compliance with all Laws; except in each case referred to in clauses (c) and (d), to the extent that any failure to be so or to have such would not reasonably be expected to have a Material Adverse Effect.
Section 5.02.Authorization; No Contravention.  The execution, delivery and performance by the Borrower and Pledgor of each Loan Document to which such Person is a party, and the consummation of the transactions contemplated hereby, are within the Borrower’s and Pledgor’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such

Person or its property is subject or (c) violate any Law; in each case (other than with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (a) or clause (b)(ii)) except to the extent that such violation, conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.03.Capitalization.  The Equity Interests of the Borrower have been duly authorized and validly issued and are fully paid and non-assessable and are owned by the Pledgor free and clear of all Liens, except those created under the Collateral Documents and other Permitted Liens. There are no existing options, warrants, calls, rights, commitments or other agreements to which the Borrower is a party requiring, and there are no Equity Interests of the Borrower outstanding which upon conversion or exchange would require, the issuance by the Borrower, of any Equity Interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests of the Borrower. Schedule 5.03 correctly sets forth the ownership interests of the Borrower as of the Closing Date.
Section 5.04.Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by the Borrower and Pledgor (as applicable).  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of the Borrower and Pledgor (as applicable), enforceable against such Person (as applicable) in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or law).
Section 5.05.Litigation.  Except as set forth on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or Pledgor, or against any of their properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.06.Ownership of Property; Liens.  The Borrower has good indefeasible fee simple title to, a valid leasehold, license or easement interest in, or other necessary, appropriate or adequate right to use all material real property, in each case, except where the failure to have such title, interests or right to use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.07.Environmental Compliance.  Except as disclosed in Schedule 5.07 hereto:
(a)The Borrower is not subject to any Environmental Liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Except as would not reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not been released on any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower in a manner that would reasonably be expected to require the Borrower to conduct any investigation, remediation, or remedial, response or corrective action pursuant to any Environmental Law.

(c)The Borrower is not undertaking, either individually or together with other potentially responsible parties, any investigation, remediation, or remedial, response or corrective action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any such investigation, remediation, or remedial, response or corrective action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.08.Taxes.  Except as set forth in Schedule 5.08, the Borrower has filed all tax returns and reports required to be filed, and have paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.09.Employee Matters; ERISA Matters.
(a)There is (i) no unfair labor practice complaint pending against the Borrower or to the Borrower’s knowledge, threatened against the Borrower before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or, to the Borrower’s knowledge, threatened against the Borrower and (ii) no strike or work stoppage in existence or, to the Borrower’s knowledge, threatened involving the Borrower, or the Project, except in each case of clause (i) or (ii)  above, such that would not reasonably be expected to have a Material Adverse Effect.
(b)Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, during the five-year period prior to the date on which this representation is made or deemed made: (i) neither a Reportable Event nor a failure to satisfy the “minimum funding standards” (whether or not waived), within the meaning of Section 412 of the Code or Section 302 of ERISA has occurred, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan and no Lien in favor of the PBGC with respect to a Single Employer Plan or in favor of a Single Employer Plan has arisen;; (ii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iii) none of the Borrower nor any Commonly Controlled Entity has received a notice from the PBGC to terminate any Single Employer Plan under Section 4041 of ERISA or to have a trustee appointed for any Single Employer Plan under Section 4042 of ERISA; (iv) no termination of a Single Employer Plan has occurred; (v) none of the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; and (vi) no Multiemployer Plan to which the Borrower or any Commonly Controlled Entity contributes, is obligated to contribute to, or in the preceding five (5) years had an obligation to contribute to, is Insolvent or is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or

Title IV of ERISA (each of the events enumerated in (i) through (vi) above, hereinafter an “ERISA Event”).
Section 5.10.Margin Regulations; Investment Company Act; Other Regulations.
(a)The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T or Regulation U.
(b)Neither the Pledgor nor the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.11.Disclosure; Financial Statements; Undisclosed Liabilities.
(a)To the knowledge of the Borrower, no report, financial statement, certificate or other factual written information with respect to the Borrower furnished by or on behalf of Pledgor or Borrower (other than projected financial information, pro forma financial information, forward-looking statements, the Sponsor Model and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, as of the date so furnished, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material.
(b)The unaudited pro forma balance sheet of the Borrower as of the initial Borrowing Date (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to the Administrative Agent pursuant to Section 4.02(b), has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the initial Borrowing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing.  To the knowledge and best estimate of the Borrower, the Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects the estimated financial position of the Borrower on a pro forma basis as at the initial Borrowing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.
Section 5.12.Intellectual Property; Licenses, Etc. The Borrower owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, industrial designs, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.13.Solvency.  As of the Closing Date, the Borrower is, and after giving effect to the incurrence of Indebtedness being incurred in connection herewith will be, Solvent.
Section 5.14.Perfection, Etc.
(a)Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents and any other documents and instruments necessary to satisfy the Collateral and Guarantee Requirement as of the date executed and delivered hereunder, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Administrative Agent of any Pledged Debt and any Pledged Equity Interests required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, except as otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a legal, valid, enforceable and perfected first priority Lien on all right, title and interest of the Borrower or the Pledgor, as applicable, in the Collateral described therein.
(b)The Borrower acknowledges that (i) value has been given, (ii) it has rights in its assets constituting the Collateral, (iii) it has not agreed to postpone the time for attachment of the Lien granted under the relevant Collateral Documents, and (iv) it has received a copy of this Agreement.
(c)Notwithstanding anything herein (including this Section 5.14) or in any other Loan Document to the contrary, neither the Borrower nor the Pledgor makes any representation or warranty as to (i) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (ii) on the Closing Date and until required pursuant to Section 4.01(a)(i)(B) or (C) and Section 6.11, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(i)(B) or (C).
Section 5.15.AML Laws; Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by its directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Sanctions, and to the extent required by law, applicable AML Laws.  None of the Borrower nor any of its directors, officers, or, to the knowledge of the Borrower, employees or agents is a Sanctioned Person.  None of the Borrower, or any of its respective directors, officers, or to the knowledge of the Borrower, employees or agents (in each case, acting in their capacity as such) (i) is in violation of applicable Anti-Corruption Laws or AML Laws in any material respect, or (ii) is in violation of applicable Sanctions. The Borrower has not engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or with or in any

Sanctioned Country, in any case in violation of applicable Sanctions. The Borrower has not been the subject of an enforcement action or, to the Borrower’s knowledge, investigation brought by a relevant Governmental Authority regarding a potential violation by the Borrower of applicable Anti-Corruption Laws, AML Laws, or Sanctions.

Section 5.16.No Change.  Since the Closing Date, there has been no Material Adverse Effect.
Section 5.17.No Default.  No Default or Event of Default has occurred and is continuing.
Section 5.18.Permits.  The Borrower has obtained all material Permits under existing rules of a Governmental Authority (including Environmental Laws) (the “Required Approvals”) that are required to have been obtained as of the Closing Date by or on behalf of the Borrower for the ownership and operation of any Charging Stall as such Charging Stall is currently designed and contemplated to be developed, constructed, owned and operated, except where such failure to obtain or maintain such Required Approval would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, each such Required Approval (i) has been issued to or on behalf of the Borrower, except as would not reasonably be expected to have a Material Adverse Effect and (ii) is not subject to any current legal proceeding (including Permit renewals or modifications, suspensions or revocations) that, in each case, would be reasonably expected to have a Material Adverse Effect.  As of the Closing Date, the Borrower is in material compliance with all such Required Approvals, except any failure to comply that would not reasonably be expected to have a Material Adverse Effect.
Section 5.19.Senior Indebtedness.  The Obligations constitute senior secured first lien Indebtedness of the Borrower.  The guarantee of such Obligations of the “Grantor” under (and as defined in) the Pledge and Security Agreement constitutes senior secured first lien Indebtedness of the Grantor (as defined in the Pledge and Security Agreement). The inclusion or reference to Permitted Liens in this Agreement or any other Loan Document is not intended to subordinate and will not subordinate, any Lien created by any of the Collateral Documents to any Permitted Lien, unless specifically provided for.
Section 5.20.Required Insurance.  As of the Closing Date, all Required Insurance has been obtained and is in full force and effect except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.21.Use of Proceeds.  The proceeds of the Loans received previously by the Borrower, if any, have been used for the purposes set forth in Section 6.10.
Section 5.22.Separateness. As of the Closing Date, the Borrower is in compliance with the requirements set forth in Section 6.17.

Article VI

Affirmative Covenants

So long as any Obligation (other than contingent indemnification obligations) is owing to any Lender or the Administrative Agent hereunder or under any other applicable Loan Document or any Commitment has not terminated or expired, the Borrower shall do the following:

Section 6.01.Financial Statements.  Deliver to the Administrative Agent for further distribution to each Lender:
(a)as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2025, of the Borrower, a copy of its balance sheet as at the end of such fiscal year, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year, together with consolidating financial statements with respect to the Borrower and, commencing with the fiscal year ending December 31, 2026, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited by a firm of nationally recognized independent certified public accountants reasonably satisfactory to the Administrative Agent and accompanied by an opinion of such firm, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under any Facility that is scheduled to occur within one year from the time such opinion is delivered) (it being understood that each of (i) Deloitte & Touche, (ii) Ernst & Young, (iii) KPMG, (iv) PricewaterhouseCoopers, (v) BDO USA, LLP, (vi) Grant Thornton LLP, (vii) Moss Adams LLP and (viii) Reznick Group, P.C. are satisfactory to the Administrative Agent for purposes of this Section 6.01); and
(b)as soon as available, but in any event within seventy-five (75) days after the end of the first full fiscal quarter following the Closing Date and within sixty (60) days after the end of each of the subsequent fiscal quarter of the first three fiscal quarters of each subsequent fiscal year, an unaudited balance sheet of the Borrower as at the end of such fiscal quarter, and the related unaudited statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, together with consolidating financial statements with respect to the Borrower and, commencing with the first full fiscal quarter ending one (1) year after the Closing Date, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of notes.

Section 6.02.Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender:
(a)concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(b)promptly, following any request therefor, such additional documentation and other information as any Lender may from time to time reasonably request through the Administrative Agent which is required by bank regulatory authorities under applicable “know your customer” provisions of AML Laws, including the PATRIOT Act;
(c)commencing with the first full fiscal quarter occurring after the initial Borrowing Date, promptly, following any request therefor, a reasonably detailed calculation of the Debt Service Coverage Ratio with respect to the most recently ended Measurement Period;
(d)promptly, such additional information regarding the business affairs of Borrower, as the Administrative Agent or the Lenders may from time to time reasonably request;
(e)within twenty (20) Business Days after the end of each quarter, commencing with respect to the first full quarter to occur after the initial Borrowing Date, a report (the “Quarterly Report”), accompanied by an officer’s certificate of the Borrower substantially in the form of Exhibit H covering:
(i)[*****]; and
(ii)[*****]; and
(f)within sixty (60) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2025), a budget for the following fiscal year, which shall include reasonably detailed information with respect to the Project.
Section 6.03.Notices.  Promptly, after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Administrative Agent:
(a)of the occurrence of any Default or Event of Default;
(b)the commencement of any litigation or proceeding (or any written threat or notice of the intention of any Person to file or commence any litigation or proceeding), including any litigation or proceeding under Environmental Laws, against Borrower or the Project, to the extent any such litigation or proceeding (i) involves a claim which equals or exceeds [*****], (ii) would reasonably be expected to have a Material Adverse Effect if determined adversely to the Borrower, (iii) seeks injunctive or similar relief or (iv) relates to any Loan Document;

(c)the occurrence of any Casualty Event, in each case, whether or not insured and involving a probable loss of [*****] or more;
(d)the occurrence of an ERISA Event that could reasonably be expected to result in a Material Adverse Effect;
(e)promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided that if Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Subsidiary(ies) or the Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;
(f)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect; and
(g)of the institution of, or non-frivolous written threat of, any material litigation against the Borrower not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material litigation previously disclosed that would, in either case, be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein; in each case to the extent known at such time.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth reasonable details of the occurrence referred to therein and stating what action (if any) the Borrower has taken and propose to take with respect thereto. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.

Section 6.04.Contractual Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable all payment obligations under its Contractual Obligations, except where (i) the same are being contested in good faith by appropriate proceedings diligently conducted, or (ii) to the extent the failure to pay, discharge, reserve or satisfy the same would not reasonably be expected to have a Material Adverse Effect.
Section 6.05.Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.05 or Section 6.06 and (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), Permits, licenses and franchises necessary in the normal conduct of its business.
Section 6.06.Maintenance of Insurance; Property.

(a)Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower) and together with such endorsements as are customarily carried under similar circumstances by such other Persons, except to the extent the failure of the Borrower to do so would not reasonably be expected to have a Material Adverse Effect, and maintain compliance with the requirements set forth in Schedule 6.06 (the “Required Insurance”).
(b)Keep and maintain all of its property and equipment in good working order and condition, ordinary wear and tear excepted, and maintain and operate the Project in accordance with Prudent Industry Practice and all applicable requirements of Law, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.07.Compliance with Laws.  Comply with the requirements of all Laws and all Permits issued by a Governmental Authority to Borrower and applicable to it or its business or its property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
Section 6.08.Books and Records.  Maintain proper books of record and account, in which full, true and correct, in all material respects, entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower, except to the extent the failure of the Borrower to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.09.Inspection Rights.  Permit representatives of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers, at the reasonable expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance written notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such exercise shall be at the reasonable expense of the Borrower; provided further, that when an Event of Default exists the Administrative Agent or the Collateral Agent (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice.
Section 6.10.Use of Proceeds.
(a)Use the proceeds of the Tranche A Loans and Tranche B Loans, on and after the initial Borrowing Date, solely to (i) make a reimbursement (which shall not constitute a Restricted Payment) to Sponsor or its affiliates substantially concurrently with each Borrowing in an amount not to exceed sixty percent (60%) of the Reimbursable Capex as of the date of any Borrowing to the extent not previously reimbursed (including any reimbursement to the Sponsor in the amount of [*****]on the initial Borrowing Date), (ii) fund the Debt Service Reserve Account on the initial Borrowing Date in an amount not to exceed sixty percent (60%) of the Debt Service Reserve Requirement as of the initial Borrowing Date and (iii) fund, or make a reimbursement to Sponsor or its affiliates for, an amount not to exceed sixty percent (60%) of the Transaction Expenses.
(b)Deliver to the Administrative Agent on the initial Borrowing Date a flow of funds memorandum outlining the use of the Loans (which use shall be in compliance with this Section 6.10), in form and substance satisfactory to the Administrative Agent.
Section 6.11.Additional Collateral.  At the Borrower’s expense, subject to the limitations and exceptions of this Agreement, including the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied.
Section 6.12.Payment of Taxes.  File all tax returns and reports required to be filed, and shall pay all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.13.Compliance with Sanctions, AML Laws; Anti-Corruption Laws.  Maintain in effect policies and procedures reasonably designed to promote and achieve compliance by its directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Sanctions, and to the extent required by law, applicable AML Laws.
Section 6.14.Environmental Matters.
(a)(i) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws; and (ii) obtain, comply with and maintain in all material respects, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain, comply with and maintain in all material respects, any and all Required Approvals required by applicable Environmental Laws.
(b)Conduct and complete in all material respects all remedial, removal and other actions required of the Borrower under applicable Environmental Laws with respect to any release of Hazardous Materials by the Borrower.
(c)Non-compliance by the Borrower with clauses (a) and (b) of this Section 6.14 shall not be deemed to constitute a breach of this Agreement or result in a Default or an Event of Default if such non-compliance, in the aggregate with any other non-compliance with clauses (a) and (b) of this Section 6.14 and taking into consideration all of the Borrower’s efforts to achieve compliance, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.15.Further Assurances. Promptly upon reasonable request by the Administrative Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, subordination and non-disturbance agreements, and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.
Section 6.16.Collateral Accounts.
(a)Revenue.
(i)The Borrower shall deposit (or shall cause to be deposited) all Available Cash, promptly after receipt thereof, into the Revenue Account.
(ii)All amounts on deposit in the Revenue Account shall be withdrawn and disbursed by the Borrower for application, to the extent available, at the following times, and in the following order of priority to the extent such items are then due and payable unless otherwise expressly indicated below:
(A)[*****]
(b)Debt Service Reserve Account.
(i)On the initial Borrowing Date, the Borrower shall deposit, or cause to be deposited or to be credited to the Debt Service Reserve Account, cash, Cash Equivalents and/or Acceptable Letters of Credit in an aggregate amount such that the Funded DSR Amount is equal to or greater than the Debt Service Reserve Requirement; provided that proceeds of the Loans deposited in the Debt Service Reserve Account on such date may not exceed 60% of the Debt Service Reserve Requirement.  In addition, the Borrower shall deposit into the Debt Service Reserve Account (A) the proceeds of amounts to be transferred from the Revenue Account to the Debt Service Reserve Account pursuant to Section 6.16(a) and (B) the proceeds of any drawing on an Acceptable Letter of Credit in accordance with Section 6.16(b)(ii).  For the avoidance of doubt, no Default or Event of Default shall occur or be deemed to have occurred on account of the Funded DSR Amount being less than the Debt Service Reserve Requirement.
(ii)If, on any date, there is insufficient Available Cash on deposit in the Revenue Account to make any payment of (A) principal, reimbursement obligations, interest, fees, indemnities, costs or expenses in respect of the Facilities or (B) Ordinary Course Settlement Payments, Termination Payments, interest, fees, indemnities, costs or expenses payable by the Borrower in respect of any Secured Rate Hedging Agreement (clauses (A) or (B), a “Debt Service Shortfall”), the Borrower may, (I) upon written notice to the Administrative Agent, withdraw and transfer funds available in the Debt Service Reserve Account up to the amount of such Debt Service Shortfall to make such payments and (II) if such Debt Service Shortfall remains after giving effect to clause (I), if any

Acceptable Letter of Credit is then credited to the Debt Service Reserve Account, give notice to the Administrative Agent and the Collateral Agent in writing of such amount, and the Collateral Agent (at the direction of the Administrative Agent) shall make a drawing on each such Acceptable Letter of Credit in an aggregate amount equal to any remaining Debt Service Shortfall (or, if less, the aggregate Available Amounts under such Acceptable Letters of Credit), with such proceeds from such drawings being transferred to the Debt Service Reserve Account and thereafter used by the Borrower to make the applicable payments in respect of such Debt Service Shortfall.
(iii)If, at any time as a result of placing funds in the Debt Service Reserve Account with an Acceptable Letter of Credit, the Debt Service Reserve Overfunding Amount is a positive amount, the Borrower may withdraw and transfer funds available in the Debt Service Reserve Account up to an amount equal to the Debt Service Reserve Overfunding Amount to make a distribution to the Pledgor or any other Person designated by the Borrower so long as such time and after giving effect to such distribution no Default or Event or Default shall have occurred and be continuing.
(iv)Notwithstanding anything to the contrary in this Agreement, the Borrower may from time to time notify the Collateral Agent in writing to reduce (and the Collateral Agent agrees promptly thereafter to so reduce following receipt of a certificate of a Responsible Officer of the Borrower specifying the amount of such reduction), the Available Amount under any Acceptable Letter of Credit and on an aggregate dollar-for-dollar basis in an amount equal to the amount of cash and Cash Equivalents deposited into the applicable Debt Service Reserve Account.
(c)Liquidity Reserve Account.
(i)On and after the initial Borrowing Date, in accordance with Section 6.16(a)(ii)(G) the Borrower may, at its sole option, deposit in, or cause to be deposited in or to be credited to, the Liquidity Reserve Account cash (funded by voluntary equity contributions from any Affiliate of the Borrower or pursuant to priority [*****] of Section 6.16(b)(ii)) or Cash Equivalents in an aggregate amount not to exceed the Liquidity Reserve Amount.  For the avoidance of doubt, no Default or Event of Default shall occur or be deemed to have occurred on account of the Funded Liquidity Reserve Amount being less than the Liquidity Reserve Amount.
(ii)The Borrower may, at its sole option, withdraw and transfer funds available in the Liquidity Reserve Account to any other Collateral Account (other than the Distribution Suspense Account) to make any payments for working capital, general corporate purposes not prohibited under this Agreement or Debt Service, but not, for the avoidance of doubt, to make any Restricted Payments.
(d)Special Proceeds Account
(i)The Borrower shall cause all (A) Net Cash Proceeds received in respect of a Casualty Event and (B) Asset Sale Proceeds, in each case, to be deposited into the Special Proceeds Account.

(ii)In case of a Minor Casualty Event, the Borrower shall transfer the applicable Net Cash Proceeds therefrom to the Revenue Account.
(iii)In case of a Major Casualty Event, the Borrower shall elect whether to reinvest or prepay all or a portion of the Net Cash Proceeds received by the Borrower in connection with such Major Casualty Event. Any Net Cash Proceeds elected to be reinvested may be withdrawn and transferred by the Borrower from time to time for the purpose of payment of the costs of developing, constructing or acquiring one or more Qualified Stalls; provided that such Net Cash Proceeds shall be so reinvested in such Qualified Stalls within and after such [*****] after receipt thereof (or, if the Borrower is diligently proceeding with reinvestment within [*****] following receipt of such Net Cash Proceeds, then within [*****]  following receipt of such Net Cash Proceeds) or be subject to prepayment in accordance with Section 2.06(b)(ii). The Borrower shall use all Net Cash Proceeds not elected to be reinvested to prepay the Loans in accordance with Section 2.06(b)(ii).
(iv)The Borrower shall use all Asset Sale Proceeds to prepay the Loans in accordance with Section 2.06(b)(ii).
(e)Distribution Suspense Account.
(i)On each Quarterly Payment Date, the Borrower may, at its election, transfer from the Revenue Account, all or a portion of the Retained Cash on deposit in the Revenue Account to the Distribution Suspense Account after giving effect to the transfers specified in priorities [*****]of Section 6.16(a)(ii).
(ii)The Borrower shall be permitted to withdraw and transfer any amounts on deposit in the Distribution Suspense Account solely for the purposes of (A) payment of O&M Costs and Debt Service and (B) funding the Liquidity Reserve Account in an amount not to exceed the Liquidity Reserve Amount; provided that, within ninety (90) days following any Quarterly Payment Date, so long as the Distribution Conditions are satisfied as of such date, the Borrower shall be permitted to withdraw and transfer any amounts on deposit in the Distribution Suspense Account for any purpose not otherwise prohibited by this Agreement.
(f)Deposits Generally. Notwithstanding any provision in the Loan Documents to the contrary, (i) assets credited to a Collateral Account may be invested, liquidated and reinvested in cash and Cash Equivalents from time to time at the discretion of the Borrower and (ii) clauses (a), (b) and (c) of this Section 6.16 above shall not prevent other amounts from being transferred into the above mentioned deposit accounts or securities account if such transfer is otherwise not prohibited hereunder.
Section 6.17.Separateness
. The Borrower shall comply with the following:
(a)the Borrower shall maintain accounts separate from those of the Sponsor or any other Affiliate of the Sponsor (other than the Pledgor) with commercial banking institutions and will not commingle their funds with those of the Sponsor or any other Affiliate of the Sponsor (other than the Pledgor);

(b)the Borrower shall act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;
(c)the Borrower shall conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity;
(d)the Borrower shall obtain proper authorization from member(s), director(s), manager(s) and general partner(s) as required by its limited liability company agreement or partnership agreement, as applicable, for all of its limited liability company actions or partnership actions, as applicable; and
(e)the Borrower shall comply in all material respects with the terms of its limited liability company agreement or partnership agreement, as applicable.
Section 6.18.Fiscal Year. The Borrower shall maintain its current fiscal year ending on December 31, method of determining fiscal quarters and accounting policies or reporting practices except as required by GAAP and except for any changes which are not materially adverse to the Lenders.
Section 6.19.Interest Rate Protection. Within [*****], the Borrower shall enter into (including by way of amendment, assignment, transfer, novation or conversion of any existing Swap Contract) and thereafter maintain one or more Secured Rate Hedging Agreements with one or more Secured Rate Hedge Providers to the extent necessary to provide that, as of such [*****], at least [*****] and no more than [*****] of the aggregate principal amount of the Loan projected to be outstanding through the Scheduled Termination Date (as determined by reference to the Sponsor Model, as amended or updated from time to time) is subject to interest rate protection.
Section 6.20.Intercompany Services Agreement. The Borrower shall comply in all material respects with the Intercompany Services Agreement.
Section 6.21.Charging Stations. Promptly upon reasonable request by the Administrative Agent (at the direction of the Lenders), the Borrower shall consult with an independent engineer and deliver evidence reasonably satisfactory to the Administrative Agent and the Lenders verifying [*****].
Section 6.22.Insurance Report.  Within thirty (30) days following the Closing Date, the Borrower shall deliver to the Administrative Agent a report from an insurance consultant in a form and substance customary for financing of a type similar to the Facilities, in each case, together with a customary reliance letter in respect of each such report consistent with recent precedent of the applicable consultant.

Article VII

Negative Covenants

So long as any Obligation (other than contingent indemnification obligations) is owing to any Lender or the Administrative Agent hereunder or under any other applicable Loan Document, the Borrower shall not do the following:

Section 7.01.Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file, or authorize filing under the Uniform Commercial Code of any jurisdiction a financing statement (or the equivalent for each appropriate jurisdiction) that names Borrower as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, other than the following:
(a)Liens created pursuant to any Collateral Document, including Liens securing obligations under any Commodity Hedge and Power Sales Agreement entered into by the Borrower with any Permitted Hedge Counterparty and any Secured Rate Hedging Agreement, subject to any applicable limitations set forth in the Intercreditor Agreement; provided that any Permitted Hedge Counterparty party to any such Commodity Hedge and Power Sales Agreement and any Secured Rate Hedge Provider party to any such Secured Rate Hedging Agreement shall be a party to the Intercreditor Agreement, or shall have become a party to the Intercreditor Agreement (if required thereunder) as, and shall have the obligations of, a “Secured Party” thereunder;
(b)Liens and terms and conditions of Contractual Obligations existing on the Closing Date or on the date a Charging Stall is contributed to the Borrower and any modifications, replacements, renewals, refinancings or extensions thereof (other than, in each case, for Indebtedness for borrowed money or other amounts owed in respect of a Charging Stall); provided that (x) the Lien does not encumber any property other than (A) property encumbered on the Closing Date or on the date such Charging Stall is contributed to the Borrower, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date or on the date such Charging Stall is contributed to the Borrower and (C) proceeds and products thereof and (y) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 8.03;
(c)Liens for taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets the nonpayment of which does not violate Section 6.12;
(d)statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which (i) secure amounts not overdue for a period of [*****], are unfiled and no other action has been taken to enforce such Lien or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower;
(f)Liens to secure the performance of bids, trade contracts, governmental contracts, leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority, but not including letters of credit) incurred in the ordinary course of business;
(g)(i) all Liens that are disclosed in the documentation delivered pursuant to clause (c) of the definition of “Collateral and Guarantee Requirement”, provided that any such Lien does not encumber any Qualified Stall or (ii) all other easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person (iii) all matters either disclosed on the surveys for any real estate or listed as an exception or Lien in the title policies for any real estate, in each case, as of the Closing Date and which would not reasonably be expected to have a Material Adverse Effect;
(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i);
(i)Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within ninety (90) days after the acquisition, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms;
(j)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and which do not (i) interfere in any material respect with the business of the Borrower or (ii) secure any Indebtedness for borrowed money;
(k)Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(l)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(m)Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05;
(n)Liens in favor of the Pledgor or any other Affiliate of the Borrower securing Indebtedness permitted under Section 7.03(d); provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactorily to the Administrative Agent;
(o)Liens arising from precautionary financing statement filings regarding leases entered into by the Borrower in the ordinary course of business;
(p)any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;
(q)Liens arising out of conditional sale, reservations of ownership, leasing, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower in the ordinary course of business;
(r)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;
(s)Liens that are granted in connection with customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions (including payment processors) not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or (iii) relating to purchase orders and other agreements entered into with counterparties of the Borrower in the ordinary course of business;
(t)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities, or (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower;

(u)Liens solely on any cash earnest money deposits made by the Borrower in connection with any letter of intent or purchase or sale agreement permitted hereunder;
(v)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(w)Liens on property constituting Collateral securing any Indebtedness permitted pursuant to Section 7.03(a) and subject to the Intercreditor Agreement or another customary intercreditor arrangement reasonably satisfactory to the Administrative Agent;
(x)Liens arising in connection with compensation to individuals working at the Project and benefit obligations with respect to such individuals;
(y)other Liens (including those arising under Swap Contracts) securing Indebtedness or other obligations of the Borrower outstanding in an aggregate principal amount not to exceed [*****];
(z)any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Indebtedness for borrowed money or having the effect of Indebtedness for borrowed money) otherwise permitted under the terms of the Intercreditor Agreement;
(aa)any Lien arising in the ordinary course of business consistent with past practices by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by appropriate dispute resolution or other proceedings;
(bb)Liens not otherwise constituting Permitted Liens under this Section 7.01 incidental to the ordinary course of business that are not incurred in connection with Indebtedness for borrowed money and that do not individually or in the aggregate materially impair the use of the property or assets of the Borrower to which such Liens relate or the value of such property or assets for the purposes of such business;
(cc)Liens on Excluded Property (other than Liens in respect of property described in clause (viii) of the definition thereof);
(dd)Liens securing Permitted Refinancing Indebtedness; and
Section 7.02.Investments.  Make or hold any Investments except:
(a)extensions of trade credit in the ordinary course of business;
(b)Investments in Cash Equivalents;
(c)Investments in the Collateral Accounts or any other account permitted under the Loan Documents;

(d)to the extent constituting Investments, Investments in (and/or obligations under) contracts and other agreements (including Swap Contracts) to the extent otherwise permitted under the Loan Documents;
(e)Investments constituting Capital Expenditures as permitted by Section 7.15;
(f)Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(g)Investments made by Borrower solely with the proceeds of capital contributions received directly or indirectly from Pledgor;
(h)Indebtedness permitted by Section 7.03;
(i)loans and advances to officers, directors and employees of the Borrower in the ordinary course of business (including for reasonable and customary travel, entertainment, relocation and similar expenses incurred in the ordinary course of business) in an aggregate unrecovered amount (valued at cost) not to exceed (net of any cash return of capital received by the Borrower in respect of any such Investments) [*****] at any one time outstanding; and
(j)other Investments by Borrower not to exceed [*****] in the aggregate in any fiscal year of the Borrower.
Section 7.03.Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Permitted Refinancing Indebtedness;
(b)Indebtedness of the Borrower under the Loan Documents;
(c)Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03 and any Refinancing thereof;
(d)Indebtedness owed by the Borrower to the Pledgor or any other Affiliate of the Borrower; provided that such Indebtedness is subject to terms of subordination substantially in the form set forth in Exhibit I;
(e)Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed [*****];
(f)Indebtedness in respect of Swap Contracts permitted by Section 7.10;

(g)to the extent constituting Indebtedness, obligations under Contractual Obligations in effect as of the Closing Date other than Indebtedness for borrowed money;
(h)Indebtedness in respect of purchase price adjustments or other similar adjustments incurred by Borrower in a Disposition permitted under this Agreement pursuant to agreements which provide for the adjustment of the purchase price or for similar adjustments;
(i)Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements, payment processing arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within [*****];
(j)Indebtedness incurred by Borrower in respect of bank guarantees, warehouse receipts or similar instruments (other than letters of credit) issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within [*****] following the due date thereof;
(k)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower in the ordinary course of business and not in connection with the borrowing of money;
(l)Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and not in connection with the borrowing of money;
(m)to the extent constituting Indebtedness, the leases and licenses of property used for the Project in the ordinary course of business;
(n)other Indebtedness not to exceed [*****] in the aggregate outstanding at any time; or
(o)guarantees, indemnities and other credit support issued by Borrower to backstop obligations under Contractual Obligations binding on the Borrower that are not in respect of Indebtedness for borrowed money.
Section 7.04.Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person (whether in one transaction or in a series of transactions).
Section 7.05.Dispositions.  Make any Disposition, except:
(a)Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired or Dispositions of property no longer used or useful in the conduct of the business of the Borrower, in each case in the ordinary course of business or where such property is not otherwise material to the operation of a Charging Station or the Project;
(b)Dispositions of inventory, goods held for sale and immaterial assets in the ordinary course of business; provided that this clause (b), for the avoidance of doubt, shall not permit the Disposition of any Charging Station covered by clause (n) below;
(c)Dispositions of property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that this clause (c) shall not apply to the Disposition of any Charging Station covered by clause (n) below;
(d)sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, energy, capacity or ancillary services or products;
(e)Dispositions of cash and Cash Equivalents;
(f)Dispositions of accounts receivable in connection with the collection or compromise thereof;
(g)leases, subleases, licenses or sublicenses of property (and the termination of each such agreement in accordance with its terms), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower;
(h)transfers of property subject to Casualty Events following receipt of the Net Cash Proceeds of such Casualty Event to the extent such Net Cash Proceeds are not reinvested and are applied (to the extent required) to prepayment in accordance with the Loan Documents;
(i)the termination or unwinding of Swap Contracts pursuant to their terms;
(j)transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), or transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;
(k)any other Disposition by the Borrower; provided that the fair market value thereof, determined in good faith by the Borrower, disposed of pursuant to this Section 7.05(k) shall not exceed [*****] in any fiscal year;
(l)to the extent constituting a Disposition, any Restricted Payment permitted to be made pursuant to Section 7.06;
(m)any Disposition of Tax Credits or RECs in connection with the monetization of such Tax Credits or RECs;

(n)any Disposition of a Charging Stall made substantially concurrently with the substitution of such Charging Stall with a Comparable Stall; and
(o)any Disposition set forth on Schedule 7.05.
Section 7.06.Restricted Payments.  Declare or make any Restricted Payment, except:
(a)dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;
(b)dividends or other distributions to Pledgor of any amounts described in clauses (a)(ii)(B), (C), (D), (G) and (b)(ii) of the definition of “Net Cash Proceeds”;
(c)so long as the Distribution Conditions are satisfied as of the date of any such Restricted Payment, within [*****], Restricted Payments to Pledgor or their designees in an aggregate amount not to exceed the aggregate amount of Retained Cash then available to the Borrower on deposit in the Distribution Suspense Account;
(d)so long as no Default or Event of Default has occurred and is continuing, Permitted Tax Distributions; and
(e)the Borrower may reimburse any Affiliate of the Borrower for the costs of obtaining, maintaining, renewing and amending any Acceptable Letter of Credit or Commodity Hedge Credit Support as contemplated by clause (v) of the definition of O&M Costs.
Section 7.07.Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower on the date hereof or any business reasonably related, complementary, or ancillary thereto or reasonable extensions thereof.
Section 7.08.Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees (but excluding any such transaction in connection with one or more Excluded Property), with any Affiliate (other than (x) any transaction pursuant to the Intercompany Services Agreement or the Tax Sharing Agreement or (y) the receipt by the Borrower of any capital contribution from any Affiliate of the Borrower) unless such transaction is:
(a)upon fair and reasonable terms no less favorable (or more favorable) to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; and
(b)not otherwise prohibited by this Agreement.

Notwithstanding the foregoing, collateral support arrangements taking the form of Acceptable Collateral Support in an amount not less than the Required Support Amount under any Permitted Commodity Hedge and Power Sales Agreement entered into with any Permitted

Affiliate Hedge Counterparty shall satisfy the requirements of this Section 7.08; provided that the other terms and conditions of any such Permitted Commodity Hedge and Power Sales Agreement shall otherwise be required to satisfy the requirements of this Section 7.08.

Section 7.09.No Further Negative Pledges; Burdensome Agreements.  Enter into or permit to exist, any agreement prohibiting or limiting the creation or assumption of any Lien upon any of the Borrower’s material properties, whether now owned or hereafter acquired, to secure the Obligations of the Borrower under the Loan Documents, except for (a) agreements evidencing Indebtedness permitted to exist or be incurred hereunder, (b) the Contractual Obligations in effect as of the date hereof (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Contractual Obligations being replaced, renewed or substituted), (c) customary restrictions in Contractual Obligations in respect of specific Property encumbered to secure payment of particular Indebtedness (to the extent permitted to be incurred pursuant to the terms of the Loan Documents) or to be sold pursuant to an executed agreement with respect to a permitted Disposition (provided that, in each case, such restrictions are applicable solely to the specific Property encumbered or sold), (d) Swap Contracts otherwise not prohibited to be entered into hereunder or (e) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in agreements, leases, licenses and similar agreements (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).
Section 7.10.Swap Contracts.  Enter into any Swap Contract without the written consent of the Administrative Agent except:
(a)Secured Rate Hedging Agreements subject to the terms hereof; or
(b)any Commodity Hedge and Power Sales Agreement that is in the best interests of, and on terms fair and reasonable (or more favorable) to, the Borrower and that (i) to the extent such Commodity Hedge and Power Sales Agreement is a Secured Commodity Hedge (as defined in the Intercreditor Agreement), is entered into with a Permitted Hedge Counterparty; (ii) is entered into for non-speculative purposes to hedge against or mitigate the risks of fluctuations in commodity prices or availability; (iii) does not create, permit or suffer to exist any Lien other than Liens permitted by Sections 7.01; and (iv) would not reasonably be expected to have a Material Adverse Effect; provided that collateral support arrangements taking the form of Acceptable Collateral Support in an amount not less than the Required Support Amount under any Permitted Commodity Hedge and Power Sales Agreement entered into with any Permitted Affiliate Hedge Counterparty shall satisfy the requirements of this Section 7.10; provided further that the other terms and conditions of any such Permitted Commodity Hedge and Power Sales Agreement shall otherwise be required to satisfy the requirements of this Section 7.10.

For the avoidance of doubt, the Borrower may enter into any agreement (including, but not limited to, any guarantee, credit sleeve or similar agreement) providing credit support for any Permitted Commodity Hedge and Power Sales Agreement entered into in accordance with the terms hereof.

Section 7.11.Organization Documents, Etc. Terminate, replace, amend, modify or waive any Organization Document of the Borrower or the Intercompany Services Agreement

or any provision thereof if such termination, replacement, amendment, modification or waiver would reasonably be expected to be materially adverse to the Lenders.

Section 7.12.Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by Borrower of real or personal property that has been or is to be sold or transferred by Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower, other than any such arrangement (a) that is permitted by Section 7.01, Section 7.02, Section 7.03 or Section 7.05 or (b) that, subject to Section 10.01, is approved by the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed.
Section 7.13.Available Cash.  Deposit Available Cash to any Collateral Account other than in accordance with Section 6.16, except to the extent correct remittance is made promptly after the Borrower obtains knowledge of an incorrect payment.

Section 7.14.Margin Stock.  Use the proceeds of any Loans, whether directly or indirectly to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 7.15.Capital Expenditures.  Make any Capital Expenditures other than Capital Expenditures (a) relating to modifications to the Project to the extent required by applicable Law or Prudent Industry Practice, (b) with proceeds of Indebtedness permitted to be incurred pursuant to Section 7.03(e), (c) with voluntary capital contributions from Pledgor to the Borrower, (d) under emergency circumstances to resume or maintain operation of the Project in accordance with Prudent Industry Practice, applicable Contractual Obligations or to avoid imminent threat to human life or property, (e) for the restoration or repair of Property of Borrower following a Casualty Event using proceeds on deposit in the Special Proceeds Account in accordance with Section 6.16(d), (f) that do not constitute Reimbursable Capex in an aggregate in any fiscal year not in excess of [*****], (g) made from amounts that are on deposit in the Distribution Suspense Account, (h) that constitute Major Maintenance Expenses or (i) that constitute repairs or improvements to Charging Stations and are in the ordinary course of the Borrower’s business, consistent with past practices.

Section 7.16.Accounting Changes.  Change the Borrower’s respective federal, provincial or territorial tax identification numbers without prior notice to the Administrative Agent or make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower, to reflect such change in fiscal year.

Section 7.17.AML Laws; Anti-Corruption Laws; Sanctions.  The Borrower shall not use, directly or indirectly, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any other Affiliate, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) in violation of applicable AML Laws, (c) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in any case in violation of applicable Sanctions, or (d) in any manner that would constitute a violation of any Sanctions by the Borrower, any Lender, any Agent or any other party hereto.

Section 7.18.Partnerships, Formation of Subsidiaries, Etc..  The Borrower shall not (a) become a general partner in any general or limited partnership or joint venture, or (b) organize, create, form or acquire any new Subsidiary or joint venture.

Article VIII

Events of Default and Remedies
Section 8.01.Events of Default.  Any of the following shall constitute an “Event of Default” unless otherwise expressly indicated below:
(a)Non-Payment.  The Borrower fails to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any scheduled interest on any Loan or fees payable pursuant to Section 2.06 within [*****] after any such interest or fees become due in accordance with the terms hereof or thereof or (iii) any other amount payable hereunder or under any other Loan Document within [*****] after such amount becomes due in accordance with the terms hereof or thereof; or
(b)Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of [*****];
(c)Other Defaults. The Borrower or Pledgor shall default in the observance or performance of any other agreement applicable thereto contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b) and (d) of this Section 8.01) to which such Person is a party, and such default shall continue unremedied for a period of [*****] after the earlier of (x) any Responsible Officer of such Person becomes aware of such default or (y) written notice to the Borrower from the Administrative Agent; provided, however, that if (i) the Borrower or Pledgor (as applicable) is proceeding with diligence and in good faith to cure such default and such default is reasonably susceptible to cure and (ii) the extension of such cure period has not had a Material Adverse Effect, such [*****] period shall be extended as may be necessary to cure such failure, such extended period not to exceed [*****]; or
(d)Representations and Warranties.  Any representation or warranty expressly made by the Borrower or the Pledgor in any Loan Document or that is expressly contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided, however, that if (i) the Borrower or Pledgor was not aware that such representation or warranty was inaccurate at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such inaccurate representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such inaccurate representation or warranty shall have been cured, corrected or otherwise remedied within [*****] (or if the Borrower or Pledgor (as applicable) is proceeding with diligence and in good faith to cure such default and such default is reasonably susceptible to cure, such [*****] period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed [*****]) from the earlier of (x) any Responsible Officer of such Person becomes aware of such default or (y) written notice to the Borrower from the Administrative Agent, such that such representation or warranty (as cured, corrected or remedied) would not reasonably be expected to result in a Material Adverse Effect, then such inaccurate representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or
(e)Cross-Acceleration.  The Borrower fails to (i) pay an amount in respect of Indebtedness (including Rate Hedging Agreements), or (ii) observe or perform any agreement relating to any Indebtedness (excluding the Loans), in each case, having an aggregate outstanding principal amount (or other payment obligation) of more than [*****], and, with respect to clause (ii), the effect of which failure is to cause all of such Indebtedness to become due and payable or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; or
(f)Insolvency Proceedings, Etc.  Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for [*****]; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for [*****], or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within [*****] after its issue or levy; or
(h)Judgments.  There is entered against the Borrower a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding [*****], except to the extent that the entry of such judgment could not reasonably be expected to have a Material Adverse Effect (in each case, to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage) and there is a period of [*****] during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA.  An ERISA Event shall occur that together with all ERISA Events that have occurred, if any, would reasonably be expected to have a Material Adverse Effect; or
(j)Invalidity of Loan Documents.  Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) ceases to be in full force and effect; is or becomes invalid or illegal or the Borrower contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and termination of all of the Commitments), or purports in writing to revoke or rescind any Loan Document; or
(k)Change of Control.  There occurs any Change of Control; or
(l)Collateral Documents.  Any Collateral Document or any material provision of any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04, Section 7.05 or Section 7.06) cease to create a valid and perfected first priority lien on and security interest in any material Collateral covered thereby and in accordance therewith, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to Section 4.01 or Section 6.12 of this Agreement, or the provisions of the applicable Collateral Document, or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements (or their equivalent for each appropriate jurisdiction);
(m)Abandonment. The Borrower voluntarily abandons all or substantially all of the Project for a period of at least [*****] (it being acknowledged that a Casualty Event, a force majeure event, an outage or any other event in respect of the Project that is not caused by or due to the fault of the Borrower shall be deemed not to be an “abandonment”); or
(n)Intercompany Services Agreement.  (i) The Borrower or any counterparty to the Intercompany Services Agreement shall (A) default in the observance or performance of any provision in any material respect under the Intercompany Services Agreement or (B) default in the payment of [*****] or more in the aggregate under the Intercompany Services Agreement, in each case, beyond any applicable grace or cure period set forth in the Intercompany Services Agreement, unless such default would not reasonably be expected to result in a Material Adverse Effect; or (ii) the Intercompany Services Agreement shall have terminated and such termination is reasonably expected to have a Material Adverse Effect; or (iii) any counterparty to the Intercompany Services Agreement shall have suffered a continuing bankruptcy event referred to in paragraph (f) or (g) above (unless such counterparty has performed, and is continuing to perform, all of its material obligations thereunder and such bankruptcy event would not reasonably expected to result in a Material Adverse Effect); unless, in each case, the Borrower has entered into a replacement agreement reasonably acceptable to the Administrative Agent within [*****] after such default, termination or bankruptcy event (x) with an obligor that has a reasonably comparable level of experience as the service provider that is counterparty to the Intercompany Services Agreement on the Closing Date and (y) on terms not materially less favorable to the Borrower.
Section 8.02.Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare all of the Commitments to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)exercise (directly or through the Collateral Agent) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an Event of Default with respect to the Borrower under Section 8.01(f), all of the Commitments shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall be applied as set forth in the Intercreditor Agreement.
Article IX

Administrative Agent and Other Agents
Section 9.01.Appointment and Authorization of Agents.
(a)Each Lender hereby irrevocably appoints and designates Sumitomo Mitsui Banking Corporation as administrative agent of such Lender and hereby authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, (i) no Agent shall have any duties or responsibilities, except those expressly set forth herein, (ii) no Agent shall have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent, (iii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, and (iv) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the relevant Agent or any of its Affiliates in any capacity.  The provision of this Section 9.01 are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have the rights as a third-party beneficiary of any such provisions.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)Each Lender hereby consents and agrees to the appointment by the Administrative Agent on its behalf of the Collateral Agent as the agent of the Secured Parties under the Collateral Documents and the Intercreditor Agreement, to take such action on its behalf under the provisions of the Collateral Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Collateral Documents and the Intercreditor Agreement, together with such other powers as are reasonably incidental thereto.  The Collateral Agent shall be an express third-party beneficiary of this Article IX and Section 10.04.
Section 9.02.Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The exculpatory provisions of this Section 9.02 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact selected by it with reasonable care.
Section 9.03.Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower, Pledgor or any officer of such Person, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection, priority or opposability of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.
Section 9.04.Reliance by Agents.
(a)Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes, provided such payee’s rights are recorded in the Register, unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(b)For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date or the Closing Date, as applicable, specifying its objection thereto.
Section 9.05.Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Default or Event of Default as may be directed by the Required Lenders in accordance with the Loan Documents; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
Section 9.06.Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or its Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07.Indemnification of Agents.
(a)Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s respective Aggregate Exposure Percentages, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its respective Aggregate Exposure Percentage of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.07 shall survive termination of all of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
(b)The agreements in this Section 9.07 shall survive the payment of the amounts payable hereunder.
Section 9.08.Agents in their Individual Capacities.  Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Borrower and its Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliates) and acknowledge that such Agent shall be under no obligation to provide such information to them.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the

Administrative Agent, and the terms “Lender” and “Lenders” (in each case to the extent applicable) shall include the Administrative Agent in its individual capacity.

Section 9.09.Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (h) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the thirty (30)-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.
Section 9.10.Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.06 and Section 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.06 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11.Collateral Matters.  Each of the Lenders irrevocably authorize the Administrative Agent (and the Collateral Agent on its behalf):
(a)to release (and the Administrative Agent does hereby automatically release upon such event) any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (ii) that is sold, transferred or otherwise disposed of pursuant to a permitted Disposition or in a transaction otherwise permitted (if addressed therein, or if not addressed, not prohibited) by any applicable Loan Documents or otherwise becomes Excluded Property, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
(b)at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or (s); and
(c)at its option and in its discretion, to establish and enter into the Intercreditor Agreement and any other intercreditor arrangements as contemplated by this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property.  In each case as specified in this Section 9.11, the Administrative Agent will concurrently therewith or earlier, at the Borrower’s expense, without requiring consent of the Lenders, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence and effectuate the irrevocable and concurrent release of any Lien granted under any of the Collateral Documents in all or any portion of the Collateral being disposed of in connection with such permitted Disposition or identified as Excluded Property, in each case, without representation, warranty or recourse, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower shall have delivered to the

Administrative Agent a certificate of a Responsible Officer of the Borrower stating that such permitted Disposition or release of Excluded Property is in compliance with this Agreement and the other Loan Documents.

Section 9.12.[Reserved]
Section 9.13.Other Agents; Arranger and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “structuring agent,” “coordinating lead arranger,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. For the avoidance of doubt, none of the Administrative Agent, the Lenders or the Co-Green Loan Coordinators are bound to monitor or verify the application of any amount borrowed pursuant to this Agreement (including the monitoring of and/or verifying compliance with the Green Loan Provisions (as described in Schedule 10.28))
Section 9.14.Erroneous Payments.
(a)If the Administrative Agent (i) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and shall be segregated by the Payment Recipient on its books and records and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clause (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such

Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”); provided that the Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment.

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, the immediately preceding clause shall not apply, except, in each case, to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article X

Miscellaneous
Section 10.01.Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or Pledgor therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender, or reinstate the Commitment, pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 10.01), it being understood that the waiver of any mandatory prepayment of Loans under the Term Facility shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(c)forgive, reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the proviso following clause  (i) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that in connection with the waiver of applicability of any post-default increase in interest rates, such waiver shall be effective with the consent of the Required Lenders of the adversely affected Facility;
(d)(i) modify Section 2.10 or (ii) amend, modify or waive (A) the pro rata sharing provisions of Section 2.15 or Section 10.09(b) or (B) the provisions of Section 8.03, in each case, without the written consent of each Lender directly and adversely affected thereby;
(e)change any provision of this Section 10.01 (other than the last two paragraphs of this Section 10.01; provided that no change in such two paragraphs shall otherwise affect the provisions of clauses (a) through (h) of this Section 10.01) or the definition of Required Lenders or Required Tranche Lenders, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each adversely affected Lender;
(f)other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(g)amend, modify or waive any provision hereof if such amendment, modification or waiver would by its terms adversely affect the rights of any Tranche of Lenders disproportionately to any other Tranche of Lenders without the prior written consent of the Required Tranche Lenders of such adversely affected Tranche of Lenders;
(h)subordinate (i) the Obligations to any other Indebtedness or (ii) the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) in the Collateral to the Liens securing any other Indebtedness (other than Permitted Liens), in each case without the written consent of each Lender directly and adversely affected thereby; or
(i)amend, modify or waive (i) the proviso in Section 2.15(a) or (ii) the definition of “Permitted Refinancing Indebtedness”, in each case without the written consent of each Lender.

and provided further that (i)  no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Lender all or any part of whose Loans are being funded by a Conduit Lender at the time of such amendment, waiver or other modification; and (iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or consent may be effected with the consent of the applicable Lenders other than Affiliate Lenders, except that (x) the Commitments of any such Affiliate Lender may not be increased or extended, the maturity of the Loans of any Affiliate Lender may not be extended, the rate of interest on any of such Loans may not be reduced, the fees or premium of or due in respect of any such Loans may not be reduced, the principal amount of any of such Loans may not be forgiven, the pro rata status of such Loans may not be forgiven, in each case without the consent of such Affiliate Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Affiliate Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Affiliate Lender than it is to, other affected Lenders shall require the consent of such Affiliate Lender.

Notwithstanding anything to the contrary herein, if the Borrower or Pledgor shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law, each Affiliate Lender shall not have the right to vote in accordance with its discretion, but shall authorize the Administrative Agent to vote on its behalf as directed by the Required Lenders (and such Affiliate Lender shall grant to the Administrative Agent a power of attorney in furtherance thereof) and shall agree not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party to which the Administrative Agent has consented with respect to any disposition of assets by the Borrower or Pledgor or any equity or debt financing to be made to the Borrower or Pledgor), including the filing of any pleading by the Administrative Agent in (or with respect to any matters related to) the proceeding so long as the Administrative Agent is not taking any action to treat such Affiliate Lender’s Loans in a manner that is less favorable to such Affiliate Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders.

Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, Lenders that are Affiliated Debt Funds shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts actually included in determining whether the threshold in the definition of Required Lenders has been satisfied.  The voting power of each Lender that is an Affiliated Debt Fund shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders that would, if and to the extent accepted by any such Lender, (a) extend the Scheduled Termination Date and any amortization of the Loans and Commitments and/or change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Term Facility”, for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the relevant Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent), (ii) no Event of Default shall have occurred and be continuing at the time of such loan modification and (iii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent.

In connection with any such loan modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Term Facility” hereunder).  No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion.  Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and the Pledgor.

Section 10.02.Notices; Electronic Communications.
(a)General.  Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or Article VIII unless otherwise agreed by the Administrative Agent, the Borrower (in respect of notices pursuant to Article VIII) and the applicable Lender.  The Administrative Agent or the Borrower may, in its or their discretion, as applicable, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)The Platform.  The Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Person have any liability to the Pledgor, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Pledgor, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).  The Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to Section 6.01(a), Section 6.01(b) and Section 6.02(a) are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC”.
(c)Change of Address, Etc.  The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States federal or state securities Laws.
(d)Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03.No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or Pledgor shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or Pledgor under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04.Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, any lender data site, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual or potential conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm or counsel in each relevant jurisdiction for each such affected person) and, in each case, a separate counsel to the Collateral Agent), and (b) to pay or reimburse the Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders subject to such conflict and, in each case, a separate counsel for the Collateral Agent), in each case without duplication for any amounts paid (or indemnified) under Section 3.01 or 3.04.  The foregoing costs and expenses shall include, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, all reasonable search, filing, recording, title insurance and appraisal charges and fees and Taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent but shall exclude any Excluded Taxes.

All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the initial Borrowing Date, which shall be paid on the initial Borrowing Date to the extent invoiced prior to the initial Borrowing Date).  The agreements in this Section 10.04 shall survive the termination of all of the Commitments and repayment of all other Obligations.  If the Borrower or Pledgor fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the Borrower or Pledgor, as applicable, by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05.Indemnification by the Borrower.  The Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each of their respective Related Parties (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole (except the Collateral Agent, which shall be entitled to its own counsel), (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing or (B) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, in each case in their respective capacities as such, or any Lender solely in connection with its syndication activities) that a court of competent jurisdiction has determined in a final and nonappealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of the Borrower or their Subsidiaries; or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee, the Borrower or the Pledgor or have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Borrower under this Section 10.05.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any the Borrower, the Pledgor or any of their respective directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto.  Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above.  All amounts due under this Section 10.05 shall be payable within thirty (30) days after demand therefor.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of all of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

Section 10.06.Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.07.Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section

7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 10.07.
(b)(i) Subject to the conditions set forth in clause (b)(i) above, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of any Tranche of its Commitments and the Loans of any Tranche at the time owing to it) with the prior written consent of:
(A)the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to (w) a Lender, (x) an Affiliate of a Lender or (y) an Approved Fund (any two (2) or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes of this Section 10.07) or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any other Eligible Assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days of the date on which approval is requested.
(B)the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund (any two more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes of this Section 10.07); provided further that to the extent that the Administrative Agent has not objected to any such assignment within ten (10) Business Days of a request for such consent it shall be deemed to have consented to such assignment.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility or any Tranche, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless in each case, the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and the consent of the Administrative Agent shall not be unreasonably withheld, conditioned or delayed, (2) no such minimum shall apply if an Event of Default has occurred and is continuing and the consent of the Administrative Agent shall not be unreasonably withheld, conditioned or delayed and (3) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recording fee in the case of any assignment);
(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws;
(D)no such assignment shall be made to any natural person or, unless an Event of Default shall have occurred and be continuing, any Disqualified Institution;
(E)the assigning Lender may deliver any Notes or, in lieu thereof, a lost note affidavit reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.03, Section 3.04, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the

Borrower and the Administrative Agent (such consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed), the applicable Aggregate Exposure Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Aggregate Exposure Percentage of all Loans in accordance with its Aggregate Exposure Percentage thereof.  Subject to Section 10.25, except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender.

If any assignment or participation under this Section 10.07 is made (other than in accordance with clause (b)(ii)(D) above) to (1) any Affiliate of any Disqualified Institution (other than any bona fide debt fund that is not itself a Disqualified Institution) or (2) any Disqualified Institution without the Borrower’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay the outstanding amount of Loans, together with accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts owing to such Disqualified Person, (B) in the case of any outstanding Loans, purchase such Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loans, plus in the case of each of clauses (x) and (y), accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts due and payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loans, plus in the case of each of clauses (x) and (y), accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts due and payable to it hereunder; provided that (I) in the case of clauses (A) and (B), the Borrower shall be liable to the relevant Disqualified Person under Section 3.04 if any SOFR Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 10.07 (except that (x) no registration and processing fee required under this Section 10.07 shall be required with any assignment pursuant to this paragraph and (y) any Loan acquired by any Affiliate Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliate Lender Cap for a period of sixty (60) days following such transfer; provided that, to the extent either (1) the aggregate principal amount of Loans held by Affiliate Lenders exceeds the Affiliate Lender Cap on the sixty-first (61st) day following such transfer or (2) an Event of Default has occurred and is continuing under Section 8.01(f), then in either case such excess amount shall be automatically contributed to Pledgor or Borrower and retired and cancelled immediately upon such contribution).  Nothing in this paragraph shall be deemed to prejudice any right or remedy that Pledgor or the Borrower may otherwise have at law or equity.  Each Lender acknowledges and agrees that Pledgor and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 10.07 insofar as such obligation relates to any assignment or participation to any Disqualified Person.  Additionally, each Lender agrees that the Pledgor and/or the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against any Disqualified Person and the immediately following paragraph of this Section 10.07 against any Disqualified Person, in each case with respect to such breach without posting a bond or presenting evidence of irreparable harm.

Notwithstanding anything to the contrary contained in this Agreement, each Disqualified Person (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any Lender, (y) attend or participate in conference calls or meetings participated in or attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Borrower or Pledgor therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, shall not have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or all Lenders have taken any actions, except that no amendment, modification or waiver of any Loan Document shall, without the consent of the applicable Disqualified Person, deprive any Disqualified Person of its pro rata share of any payment to which all Lenders of the applicable Class of Loans are entitled and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Reorganization Plan”) each Disqualified Person party hereto hereby agrees (1) not to vote on such Reorganization Plan, (2) if such Disqualified Person does vote on such Reorganization Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable Class has accepted or rejected such Reorganization Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(c)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and Affiliate Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Tranche of, and principal amounts (and related interest amounts) of the Loans of each Tranche owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, Pledgor, Borrower, any other Person in which Pledgor, directly or indirectly, owns any Equity Interest, an Affiliate Lender, a Defaulting Lender, an Affiliate of a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.03 and Section 3.04 (subject to the requirements and the limitations of such Sections and Section 10.15 (it being understood that the documentation required under Section 10.15 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
(e)A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.07(b).  Each of Pledgor, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one (1) year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
(h)Notwithstanding anything to the contrary herein, solely during the Operating Period, any Lender may assign all or any portion of its Loans hereunder to any Affiliate Lender or any Affiliated Debt Fund, but only if:
(i)the assigning Lender and Affiliate Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption and the Administrative Agent shall record such assignment on the Register pursuant to Section 10.07(c);
(ii)after giving effect to such assignment, Affiliate Lenders shall not, in the aggregate, own or hold Loans with an aggregate principal amount in excess of  [*****] of the principal amount of all Loans then outstanding (calculated as of the date of such purchase) (such percentage, the “Affiliate Lender Cap”); and
(iii)such Affiliate Lender shall at all times be subject to the voting restrictions specified in Section 10.01 with respect to matters relating to the Loan held by such Affiliate Lender.
(i)Notwithstanding anything to the contrary herein, (i) Affiliate Lenders shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Lenders to which representatives of the Borrower are not then present, (ii) Affiliate Lenders shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender to the extent provided solely to Lenders (other than the right to receive notices of borrowings, notices of prepayments, and other administrative notices in respect of its Loans or Commitments required to be delivered pursuant to Article II) and (iii) no Sponsor or any Affiliate of a Sponsor shall be entitled to receive advice of counsel to the Agents or other Lenders and none of them shall challenge any assertion of attorney-client privilege by any Agent or other Lender.
(j)The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of (i) each Conduit Lender (other than any Conduit Lender that is treated as a disregarded entity of the applicable Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such Conduit Lender’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.
(k)Notwithstanding anything to the contrary contained herein but subject to recording thereof by the Administrative Agent pursuant to Section 10.07(c), each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Commitment and Loans owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to Pledgor, the Borrower or any Affiliate Lender on a non pro rata basis among the Lenders through (x) one or more Dutch Auctions open to all Lenders holding the relevant Loans on a pro rata basis (provided that (A) notice of the Dutch Auction shall be made to all Lenders and (B) the Dutch Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with the Dutch Auction procedures set forth on Schedule IA and are otherwise reasonably acceptable to the Borrower and the Auction Manager) or (y) open market purchases, in each case with respect to clauses (x) and (y), without the consent of the Administrative Agent, and subject to the following additional limitations:
(i)the assigning Lender and either Pledgor or the Borrower, as applicable, shall execute and deliver to the Administrative Agent an Affiliate Lender Assignment and Assumption;
(ii)if Pledgor is the assignee, upon such assignment, transfer or contribution, Pledgor shall automatically be deemed to have contributed the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower;
(iii)(A) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register; and
(iv)no Default or Event of Default shall have occurred and be continuing after giving effect to any such purchase, it being understood and agreed that no representation shall be required of the Borrower relating to its possession of material non-public information.
Section 10.08.Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors, any numbering administration and settlement service providers and other Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any Governmental Authority or representative thereof or regulatory authority (including any self-regulatory authority or representative thereof) having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or their respective obligations (including any credit insurance provider and related broker relating to the Borrower and their respective obligations); (g) with the prior written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach by any Lender or any Agent of this Section 10.08; (i) to any state, federal provincial, territorial, or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower or Pledgor received by it from such Lender); or (k) to the extent that such information was already in any Lender’s or any of their respective Affiliate’s rightful possession or is independently developed by such Lender or any of its Affiliates.  In addition, the Agents and the Lenders may disclose the existence of this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings, and may circulate promotional materials in the form of “tombstone” advertisements, for league table purposes or otherwise describing the names of the Borrower and its Affiliates, the amount, type and closing date of the credit facilities.  For the purposes of this Section 10.08, “Information” means all information received from the Borrower or the Pledgor or any of their respective Affiliates relating to Pledgor, its business or the Borrower including without limitation information delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 hereof, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by the Borrower, the Pledgor or any of their respective Affiliates other than as a result of a breach of this Section 10.08 by any Lender or Agent; provided that, in the case of information received from the Borrower, Pledgor or any of their respective Affiliates after the date hereof, such information shall be deemed to be confidential unless clearly identified at the time of delivery as not being confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and each Lender acknowledge that (i) the Information may include material non-public information concerning Pledgor or Borrower, (ii) it has developed compliance procedures regarding the use of material non-public information and

(iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09.Setoff.
(a)In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent and each Lender is authorized at any time and from time to time, without prior notice to the Borrower or the Pledgor, any such notice being waived by the Borrower (on its own behalf and on behalf of Pledgor) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which the Borrower or Pledgor is acting as fiduciary for another Person who is not the Borrower or Pledgor, at any time held by, and other Indebtedness at any time owing by, such Agent or such Lender to or for the credit or the account of the Borrower or Pledgor against any and all Obligations owing to such Agent or such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  The rights of each Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Person may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.07 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.07), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.01(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  This Section 10.09(b) shall survive the termination of this Agreement.

Section 10.10.Interest Rate Limitation.  Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.11.Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 10.12.Integration; Effectiveness.  This Agreement and the other Loan Documents, and those provisions of any Fee Letter that, by its terms, survive the termination or expiration of such Fee Letter and/or the execution and delivery of the Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  It is expressly agreed and confirmed by the parties hereto that the provisions of each Fee Letter shall survive the execution and delivery of this Agreement, and the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with its terms.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents, the Lenders or any Secured Party in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
Section 10.13.Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan, any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14.Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.15.[Reserved]
Section 10.16.Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.16.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.17.WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.18.Binding Effect.  When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of each of the Lenders except as permitted by Section 7.04.
Section 10.19.No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that it has informed its Affiliates, that:  (i) (A) no fiduciary, advisory or agency relationship between any of Pledgor and its Subsidiaries and any Agent, Arranger or Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, Arranger or Lender has advised or is advising Pledgor and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Pledgor and its Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Agent, Arranger or Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, Arrangers and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and no Agent, Arranger or Lender has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents, Arrangers and Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

For the avoidance of doubt, none of the Arrangers (other than the Co-Green Loan Coordinators) shall be responsible to perform or have any obligations with respect to any of the duties to be performed by the Co-Green Loan Coordinators pursuant to this Agreement.

Section 10.20.Affiliate Activities. The Borrower acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of the Borrower and its respective Affiliates, as well as of other entities and persons and their Affiliates which may (a) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (b) be customers or competitors of the Borrower and its Affiliates or (c) have other relationships with the Borrower and its Affiliates.  In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons.  It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its respective Affiliates or such other entities.  The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.
Section 10.21.Electronic Execution of Loan Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 10.22.PATRIOT ACT.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by

Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and the Pledgor, which information includes the name and address of the Borrower and the Pledgor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Pledgor in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” provisions of AML Laws, including the PATRIOT Act.

Section 10.23.Intercreditor Agreement.  Each Lender hereby acknowledges and agrees on behalf of itself that the Lien priorities and other matters related to the Loan Documents and the Collateral are subject to and governed by the Intercreditor Agreement.  Each Lender, by delivering its signature page hereto, funding its Loans on the initial Borrowing Date and/or executing an Assignment and Assumption (as applicable) shall be deemed to have (a) acknowledged receipt of, consented to and approved of the Intercreditor Agreement and (b) authorized the Administrative Agent to perform its obligations thereunder.
Section 10.24.Scope of Liability.  Notwithstanding anything to the contrary in this Agreement, any other Loan Document, or any other document, certificate or instrument executed by the Borrower or Pledgor pursuant hereto or thereto, none of the Lenders or Agents shall have any claims with respect to the transactions contemplated by the Loan Documents other than claims against the Borrower and the Pledgor to the extent of their respective pledges and present or future holder (whether direct or indirect) of any Equity Interests in the Borrower. Accordingly, no Lender or Agent shall have any claim with respect to the transactions contemplated by the Loan Documents against any other Person or any such Person’s respective Affiliates (other than the Borrower and the Pledgor), shareholders, officers, directors, employees, representatives, Controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of Law) being expressly waived hereby; provided that the foregoing provision of this Section 10.24 shall not:
(a)constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of any Loan Document and the same shall continue (but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed;
(b)constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Collateral Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral);
(c)limit or restrict the right of any Lender or Agent (or any assignee, beneficiary or successor thereto) to name the Borrower or Pledgor or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 10.24; or
(d)in any way limit or restrict any right or remedy of any Lender or Agent (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, or misappropriation of revenues, profits or proceeds from or of the Project or any Collateral, that should or would have been paid as provided herein or paid or delivered to any Lender or Agent (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Loan Document.

The limitations on recourse set forth in this Section 10.24 shall survive the repayment of Obligations and the termination of this Agreement.

Section 10.25.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document or Secured Rate Hedge Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and.
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.26.ERISA Representation.  Each Lender represents and warrants, as of the Closing Date and, if applicable, as of the date such Person becomes a Lender hereto, and covenants, from the date such Person becomes a Lender hereto to the date such Person ceases to be a Lender hereto, to, and for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower and the

Pledgor, that such Lender is not and will not be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code or (d) a “governmental plan” within the meaning of ERISA.
Section 10.27.Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.28.Green Loan Provisions.  Each of the parties hereto intends to categorize the Loans described in this Agreement as “green loans” in accordance with the framework specified in Schedule 10.28. Notwithstanding any other provisions of this Agreement, any failure of the Borrower to comply with this Section 10.28 or the requirements of Schedule 10.28 shall in no event constitute a Default under this Agreement or any other Loan Document or otherwise entitle any Lender to any rights or remedies hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EVGO VOYAGER BORROWER LLC, as Borrower
By:	/s/ Francine Sullivan
Name:	Francine Sullivan
Title:	Chief Legal Officer & EVP Corporate Development

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent
By:	/s/ Quynh Tran
Name:	Quynh Tran
Title:	Managing Director & Group Head

SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By:	/s/ Quynh Tran
Name:	Quynh Tran
Title:	Managing Director & Group Head

BANK OF MONTREAL
By:	/s/ Timothy Chin
Name:	Timothy Chin
Title:	Managing Director

ING BANK NV
By:	/s/ Tim van Pelt
Name:	Tim van Pelt
Title:	Director

By:	/s/ Jacomijn Vels
Name:	Jacomijn Vels
Title:	Managing Director

ROYAL BANK OF CANADA
By:	/s/ Frank Lambrinos
Name:	Frank Lambrinos
Title:	Authorised Signatory

INVESTEC BANK PLC
By:	/s/ Steven Cowland
Name:	Steven Cowland
Title:	Authorised Signatory

By:	/s/ Shelagh Kirkland
Name:	Shelagh Kirkland
Title:	Authorised Signatory